Exhibit 99.5


                          ---------------------------
                          CONVERSION APPRAISAL REPORT
                          HARBOR FLORIDA BANCORP, INC.

                              HOLDING COMPANY FOR
                          HARBOR FEDERAL SAVINGS BANK

                              Fort Pierce, Florida


                                  Dated As Of:
                               September 19, 1997
                          ---------------------------






                                  Prepared By:

                               RP Financial, LC.
                            1700 North Moore Street
                                   Suite 2210
                           Arlington, Virginia 22209

RP FINANCIAL, LC
---------------------------------------
Financial Services Industry Consultants


                                       September 19, 1997



Board of Directors
Harbor Financial, M.H.C.
Harbor Florida Bancorp, Inc.
Harbor Federal Savings Bank
100 South Second Street
Fort Pierce, Florida  34950

Gentlemen:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued by Harbor Florida Bancorp, Inc. ("Harbor Florida" or the "Holding Company"), in connection with the mutual-to-stock conversion of Harbor Financial, M.H.C., Fort Pierce, Florida (the "Mutual Holding Company" or the "MHC"). The Mutual Holding Company currently has a majority ownership interest in, and its principal asset consists of, approximately 53.41 percent of the common stock of Harbor Florida, a mid-tier savings institution holding company whose principal asset consists of 100 percent of the outstanding common stock of Harbor Federal Savings Bank, Fort Pierce, Florida, ("Harbor Federal" or the "Bank"). The remaining 46.59 percent of Harbor Florida's common stock is owned by public stockholders (the "Public Shares"). It is our understanding that the Holding Company will offer its stock to depositors, the Bank's employee stock ownership plan ("ESOP"), members of the local community and the public at large.

     This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

Description of Reorganization
-----------------------------

     The Boards of Directors of Harbor Florida and the Mutual Holding Company have adopted a Plan of Conversion and Agreement and Plan of Reorganization pursuant to which the proposed transaction will occur. In the reorganization process, to become effective concurrent with the completion of the stock sale, which is targeted for the first calendar quarter of 1998: (1) the Mutual Holding Company, which currently owns approximately 53.41 percent of the Holding Company, will convert to an interim federal stock savings bank and merge with and into the Holding Company, with the Holding Company being the surviving entity; (2) the outstanding Harbor Florida common stock held by the Mutual Holding Company will be cancelled; and (3) the outstanding Public Shares of Harbor Florida will be converted into Exchange Shares pursuant to a Distribution Exchange Ratio, which will result in the holders of such shares owning in the aggregate the same percentage of the Holding Company as they currently own. As a result of the transaction, Harbor Federal will remain a wholly-owned subsidiary of the Holding Company operating under the name Harbor Federal Savings Bank.

--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210                    Telephone: (703) 528-1700
Arlington, VA 22209                                      Fax No.: (703) 528-1788

RP Financial, LC.
Board of Directors
September 19, 1997
Page 2

     Pursuant to the reorganization, the Holding Company will issue shares in the Subscription and Community Offerings that will represent an ownership interest in the Holding Company equal to the percentage ownership that the Mutual Holding Company currently maintains in the Holding Company. Also pursuant to the reorganization, the Holding Company will issue the Exchange Shares to the current minority stockholders of the Holding Company in exchange for the Public Shares pursuant to an exchange ratio determined by the Board of Directors that will maintain the current minority stockholders' existing ownership interest (the Distribution Exchange Ratio).

RP Financial, LC.
-----------------

     RP Financial, LC. ("RP Financial") is a financial consulting firm that specializes in financial valuations and analyses of business enterprises and securities. The background and experience of RP Financial are detailed in
Exhibit V-1. We believe that, except for the fee we will receive for our appraisal of the shares to be issued by the Holding Company, and the preparation of and the fee received for the regulatory business plan filed with the application, we are independent of the Bank, the Mutual Holding Company, the Holding Company and other parties engaged by the Bank to assist in the stock issuance process.

Valuation  Methodology
----------------------

     In preparing our appraisal, we have reviewed the Mutual Holding Company's Application for Approval of Conversion, including the Proxy Statement, as filed with the OTS and the Holding Company's Form S-1 registration statement as filed with the Securities and Exchange Commission ("SEC"). We have conducted an analysis of the Bank, the Holding Company and the Mutual Holding Company (hereinafter, collectively referred to as the "Bank") that has included due diligence related discussions with the Bank's management; KPMG Peat Marwick LLP, the Bank's independent auditor; Peabody & Brown, the Bank's conversion counsel; and Friedman, Billings, Ramsey, & Co., Inc., which has been retained by the Bank as a financial and marketing advisor in connection with the Holding Company's stock offering. All conclusions and assumptions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which the Bank operates, and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment and analyzed the potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of the stock offering on the Bank's operating characteristics and financial performance as they relate to the pro forma market value of the Bank. We have reviewed the economy in the Bank's primary market area and have compared the Bank's financial performance and condition with selected publicly-traded thrift institutions. We have reviewed conditions in the securities markets in general and for thrift stocks in particular, including the market for existing thrift issues (including both full stock institutions and institutions organized as mutual holding companies), initial public offerings by thrifts and second step conversion offerings.

     Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditors, nor did we independently value the individual assets or liabilities of the Bank. The valuation considers the Bank only as a publicly-held going concern and should not be considered as an indication of the liquidation or control values of the Bank.

RP Financial, LC.
Board of Directors
September 19, 1997
Page 3

     Our appraised value is predicated on a continuation of the current operating environment for the Bank and for all thrifts. Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. To the extent that such factors can be foreseen, they have been factored into our analysis.

     Pro forma market value is defined as the price at which the Holding Company's shares would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion
--------------------

     It is our opinion that, as of September 19, 1997, the aggregate pro forma market value of the Bank, the Holding Company and the Mutual Holding Company, inclusive of the sale of an approximate 53.41 percent ownership interest in the Subscription and Community Offerings, was $215,334,643 at the midpoint. Based on the range of value set forth in the OTS conversion guidelines, the resultant valuation range equals $183,034,446 at the minimum and $247,634,839 at the maximum. Based on this valuation and the approximate 53.41 percent ownership interest being sold in the Subscription and Community Offerings, the midpoint of the Holding Company's stock offering was $115,000,000, equal to 11,500,000 shares offered at a per share value of $10.00. The resultant offering range includes a minimum of $97,750,000 and a maximum of $132,250,000. Based on the $10.00 per share offering price, this range equates to an offering of 9,775,000 shares at the minimum to 13,225,000 shares at the maximum. The Holding Company's offering also includes a provision for a super range, which if exercised, based on a market value of $284,780,065, would result in an offering size of $152,087,500, equal to 15,208,750 shares at the $10.00 per share offering price.

Establishment of Exchange Ratio
-------------------------------

     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their shares of the Bank's common stock for common stock of the Holding Company. The Board of Directors of the Mutual Holding Company has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate percentage ownership in the Bank represented by the Public Shares, adjusted for assets currently held at the Mutual Holding Company level, which results in an approximate 46.59 percent minority ownership interest. Pursuant to the formula, the Distribution Exchange Ratio will be determined at the end of the Holding Company's stock offering based on the total number of shares sold in the Subscription and Community Offerings. Based upon this formula, and the valuation conclusion and offering range concluded above, the Distribution Exchange Ratio would be 3.6826 shares, 4.3325 shares, 4.9824 shares and 5.7297 shares of Holding Company stock issued for each Public Share, at the minimum, midpoint, maximum and super range of the offering, respectively.

Limiting Factors and Considerations
-----------------------------------

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the initial offering will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value. The Appraisal does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market, and reflects only a valuation range as of this date for the pro forma market value of the Bank immediately upon issuance of the stock.

RP Financial, LC.
Board of Directors
September 19, 1997
Page 4

     RP Financial's valuation was determined based on the financial condition, operations and shares outstanding as of June 30, 1997, the date of the financial data included in the Holding Company's Prospectus. The proposed Distribution Exchange Ratio and the exchange of Public Shares for newly issued Holding Company shares was determined independently by the Boards of Directors of the Mutual Holding Company and the Bank. RP Financial expresses no opinion on the proposed Distribution Exchange Ratio and the exchange of Public Shares for newly issued Holding Company shares.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

     The valuation will be updated should market conditions or changes in Harbor Federal's operating results warrant. The valuation will also be updated at the completion of the Holding Company's stock offering. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. Also, these updates will consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment (including changes in the appraisal guidelines), the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

                                       Respectfully submitted,

                                       RP FINANCIAL, LC.


                                       William E. Pommerening
                                       Chief Executive Officer

                                       James J. Oren
                                       Vice President

RP Financial, LC.

                               TABLE OF CONTENTS
                          HARBOR FLORIDA BANCORP, INC.
                          HARBOR FEDERAL SAVINGS BANK
                              Fort Pierce, Florida

                                                                           PAGE
DESCRIPTION                                                               NUMBER
-----------                                                               ------

CHAPTER ONE     OVERVIEW AND FINANCIAL ANALYSIS
-----------

   Plan of Conversion and Holding Company Reorganization                   1.1
   Strategic Discussion                                                    1.2
   Balance Sheet Trends                                                    1.6
   Income and Expense Trends                                               1.9
   Interest Rate Risk Management                                           1.12
   Lending Activities and Strategy                                         1.12
   Asset Quality                                                           1.15
   Funding Composition and Strategy                                        1.15
   Subsidiary Operations                                                   1.16
   Legal Proceedings                                                       1.16


CHAPTER TWO     MARKET AREA
-----------

   Introduction                                                            2.1
   National Economic Factors                                               2.2
   Market Area Demographics                                                2.4
   Economy                                                                 2.5
   Deposit Trends and Competition                                          2.6
   Summary                                                                 2.7


CHAPTER THREE   PEER GROUP ANALYSIS
-------------

   Selection of Peer Group                                                 3.1
   Financial Condition                                                     3.5
   Income and Expense Components                                           3.7
   Loan Composition                                                        3.9
   Credit Risk                                                             3.11
   Interest Rate Risk                                                      3.11
   Summary                                                                 3.14

RP Financial, LC.

                               TABLE OF CONTENTS
                          HARBOR FLORIDA BANCORP, INC.
                          HARBOR FEDERAL SAVINGS BANK
                              Fort Pierce, Florida
                                  (continued)

                                                                           PAGE
DESCRIPTION                                                               NUMBER
-----------                                                               ------

CHAPTER FOUR    VALUATION ANALYSIS
------------

   Introduction                                                            4.1
   Appraisal Guidelines                                                    4.1
   Valuation Analysis                                                      4.2
      1. Financial Condition                                               4.2
      2. Profitability, Growth and Viability of Earnings                   4.2
      3. Asset Growth                                                      4.4
      4. Primary Market Area                                               4.4
      5. Dividends                                                         4.6
      6. Liquidity of the Shares                                           4.7
      7. Marketing of the Issue                                            4.7
           A. The Public Market                                            4.8
           B. The New Issue Market                                         4.11
           C. Secondary Step Conversion Offerings                          4.14
           D. The Acquisition Market                                       4.14
           E. Trading in Harbor Florida's Stock                            4.14
      8. Management                                                        4.18
      9. Effect of Government Regulation and Regulatory Reform             4.18
   Summary of Adjustments                                                  4.18
   Valuation Approaches                                                    4.19
      1. Price-to-Tangible Book ("P/TB")                                   4.21
      2. Price-to-Earnings ("P/E")                                         4.21
      3. Price-to-Assets ("P/A")                                           4.22
   Valuation Conclusion                                                    4.22
   Establishment of Exchange Ratio                                         4.23

RP Financial, LC.

                                 LIST OF TABLES
                          HARBOR FEDERAL SAVINGS BANK
                          HARBOR FLORIDA BANCORP, INC.
                              Fort Pierce, Florida

TABLE
NUMBER   DESCRIPTION                                                        PAGE
------   -----------                                                        ----

 1.1     Historical Balance Sheets                                          1.7
 1.2     Historical Income Statements                                       1.10


 2.1     State of Florida Employment Sectors                                2.6
 2.2     Market Area Unemployment Trends                                    2.6
 2.3     Deposit Summary                                                    2.8


 3.1     Peer Group of Publicly-Traded Thrifts                              3.3
 3.2     Balance Sheet Composition and Growth Rates                         3.6
 3.3     Income as a Percent of Average Assets
           and Yields, Costs, Spreads                                       3.8
 3.4     Loan Portfolio Composition & Related Info.                         3.10
 3.5     Credit Risk Measures & Related Information                         3.12
 3.6     Interest Rate Risk Comparative Analysis                            3.13


 4.1     Peer Group Market Area Comparative Analysis                        4.5
 4.2     Recent Conversions:  Market Pricing Comparatives                   4.12
 4.3     Market Pricing Comparatives                                        4.13
 4.4     Completed Second Step Conversions                                  4.15
 4.5     MHC Institutions - Implied Pricing Ratios                          4.16
 4.6     Calculation of Exchange Ratios                                     4.23
 4.7     Public Market Pricing: Valuation Conclusion                        4.24

RP Financial, LC.
Page 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS

     Harbor Federal is a federally-chartered stock savings bank headquartered in Fort Pierce, St. Lucie County, Florida. The Bank also operates 22 other branch offices along the central eastern coast of Florida in the counties of St. Lucie, Indian River, Brevard, Martin, Volusia and Okeechobee. The Bank considers its primary market for deposits to consist of these six counties, in particular the areas surrounding the office locations. Lending activities are also concentrated in the six market area counties (see ExhibityI-1). The Bank was chartered as a mutual savings association in 1934, obtaining federal deposit insurance in that year. Harbor Federal is currently a member of the Federal Home Loan Bank ("FHLB") system and is regulated by the Office of Thrift Supervision ("OTS"). The Bank's deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). As of June 30, 1997, the Bank maintained $1.117 billion in assets, $904.9 million in deposits and $93.7 million in stockholders' equity, equal to
8.4 percent of assets.

     In January 1994, the Bank completed a reorganization from a mutual savings bank to a stock savings bank concurrent with the reorganization as a federal mutual holding company. Pursuant to the reorganization, Harbor Federal transferred substantially all of its assets and liabilities to a newly-formed stock association in exchange for 2,654,369 shares of stock issued to Harbor Financial, M.H.C. (the "Mutual Holding Company" or "MHC"). Simultaneously, the Bank sold 2,239,831 shares of stock to the public in a subscription and community offering. In June 1997, the Bank and MHC completed a second reorganization with the formation of a mid-tier holding company, Harbor Florida, in which all common stock of Harbor Federal was exchanged on a one-for-one basis for Harbor Florida common stock. As of June 30, 1997 there were 4,970,240 total shares of the Bank's common stock issued and outstanding, of which 2,654,369 shares, or 53.41 percent, were owned by the Mutual Holding Company and 2,315,871 shares, or 46.59 percent, were owned by the public. Harbor Florida's primary asset consists of holding the common stock of Harbor Federal. Besides the common stock investment in Harbor Florida, the MHC's other asset consists of cash deposited in a savings account at the Bank. The MHC also had a liability in the form of management fees payable to the Bank.


Plan of Conversion and Holding Company Reorganization
-----------------------------------------------------

     On September 24, 1997, the Board of Directors of the Bank and the Mutual Holding Company adopted the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan") pursuant to which the Mutual Holding Company will convert from mutual to stock form and simultaneously merge with and into the Bank. In the reorganization process, to become effective concurrent with the completion of the stock sale which is targeted for the fourth calendar quarter of 1997: (1) the Mutual Holding Company, which currently

RP Financial, LC.
Page 1.2

owns approximately 53.41 percent of the Bank, will convert to an interim federal stock savings bank and merge with and into the Bank, with the Bank being the surviving entity; (2) the outstanding Harbor Florida common stock held by the Mutual Holding Company will be cancelled; (3) the outstanding Public Shares of Harbor Florida will be converted into Exchange Shares pursuant to a Distribution Exchange Ratio, which will result in the holders of such shares owning in aggregate the same percentage of the Holding Company as they currently own.

     Pursuant to the reorganization, the Holding Company will issue shares in a subscription and community offering that will represent an ownership interest in the Holding Company equal to the percentage ownership that the Mutual Holding Company currently maintains in the Holding Company. The Holding Company will also issue the Exchange Shares to the current minority stockholders of the Holding Company. The number of exchange shares issued by the Holding Company will be calculated pursuant to a Distribution Exchange Ratio determined by the Board of Directors that will maintain the current minority stockholders' existing ownership interest (the "Distribution Exchange Ratio").

     The Holding Company anticipates granting common stock awards to directors, officers and other key personnel (the "Management Recognition and Retention Plan" or "MRP") up to 4ypercent of the shares being offered publicly, supplementing stock awards granted in the mutual holding company reorganization. The Bank's Employee Stock Ownership Plan ("ESOP") intends to purchase 8.0 percent of the common stock being offered publicly, funded by a loan from the Holding Company. The Holding Company also intends to implement, subject to stockholder approval, a stock option plan no less than six months after conversion, which will reserve for future issuance 10 percent of the stock issued in the Subscription and Community offerings.

     At this time, no other activities are contemplated for the Holding Company other than the ownership of the Bank, although in the future the Holding Company may acquire or organize other operating subsidiaries. The Holding Company intends to downstream conversion proceeds to the Bank via a loan to the Bank and placing funds into a savings account at the Bank.


Strategic Discussion
--------------------

     The Bank is a community-oriented financial institution dedicated to meeting the borrowing, savings and financial services needs of its communities served. The market area served by the Bank (the six county market area along the central eastern coast of Florida), has been experiencing relatively strong increases in the levels of population and households in recent years. The economy and employment base is relatively diversified into most economic sectors, including services, trade, tourism and manufacturing. The region is home to over 1.3 million individuals, and certain sections of the market area have become popular retirement locations for

RP Financial, LC.
Page 1.3

residents while other sections contain a more industrial economic base. The positive demographic and economic characteristics of the market area have attracted a number of other financial institutions, including both regional and superregional institutions that provide substantial competition.

     In this operating environment the Bank has pursued a strategy of increasing asset size in order to leverage the capital base and provide the ability to more effectively compete. While the Bank has been successful in expanding the deposit base (primarily through growth in existing branches), growth in deposit balances has not been sufficient to adequately leverage the capital base (which has been growing due to retained earnings and also increased in fiscal 1994 due to the minority stock offering and MHC formation). Thus, borrowed funds have been utilized to assist in this leveraging strategy, providing additional funds for reinvestment into earning assets. While the Bank's loan portfolio has shown steady growth in recent years, Harbor Federal's generally conservative loan underwriting and loan origination policies and procedures have restricted the increases in the loan portfolio, notwithstanding the fact that the Bank retains essentially all loans originated. To most effectively utilize available cash, Harbor Federal has developed a substantial mortgage-backed security ("MBS") portfolio as an earning asset, which provides higher yields than available on cash and investments, and also assists in interest rate risk management, and does not require substantial additional operating expense to maintain.

     In fiscal 1996, Harbor Federal completed the acquisition of Treasure Coast Bank, FSB, which added one office location and approximately $64 million in deposits and $60 million in loans to the Bank's operations. The acquisition was accounted for as a purchase, which resulted in an intangible, goodwill, of $3.6 million as of September 30, 1996.

     Throughout its history, the Bank has generally pursued a traditional operating strategy of mortgage lending secured by 1-4 family residential properties in the local market area, funded by retail deposits. In an effort to deploy available funds and increase returns, Harbor Federal diversified its loan portfolio in the 1980s by increasing the emphasis on income property lending (multi-family and non-residential real estate), resulting in a relatively large portfolio of various types of commercial real estate loans (including loans with higher balances). Following a period of elevated non-performing assets due to the higher credit risk associated with these loan types, the Bank returned to a strategy of emphasizing residential lending in the early 1990's and permitted the commercial real estate loan portfolio to decline through repayments and amortization. Upon attaining a relatively higher credit quality earning asset base, the Bank again began to originate commercial real estate loans for portfolio, although under more conservative and strict underwriting guidelines. Harbor Federal also completed the mutual holding company minority stock offering in 1994 that strengthened the capital base and has since continued to expand the loan portfolio primarily in the area of 1-4 family permanent and construction loans. The Bank has also increased the level of borrowed funds in order to more effectively

RP Financial, LC.
Page 1.4

leverage the capital base and provide a more competitive return on equity to the existing public shareholders. In context with the emphasis on providing a wider range of products, recently the Bank has also expanded its activities in consumer loans, primarily home equity, manufactured housing, automobile and personal loans. The increases in loans receivable has been funded in part internally through deposits and equity and externally through FHLB advances. The Bank sells a minor portion of the 1-4 family loan originations for interest rate risk management purposes and expects the majority of its loan activity in the future to be within the six county market area.

     The Bank's more recent emphasis on originating 1-4 family permanent mortgage loans in local and familiar markets and strong underwriting criteria on loans originated has resulted in improving credit quality measures. The Bank's allowance for loan losses relative to loans is also comparatively higher by industry standards, a level that the Bank has maintained, even in light of the continued growth in the loan portfolio. The ratio of non-performing assets ("NPAs"), consisting of real estate owned ("REO") and other repossessed assets, non-accruing loans and delinquent accruing loans to assets has dropped steadily over the past three fiscal years, and was 0.46 percent of assets as of June 30, 1997.

     Harbor Federal's strategies to limit exposure to interest rate risk have involved originating, whenever possible, adjustable rate residential mortgage loans ("ARMs"), adjustable rate commercial real estate loans and shorter-term construction, consumer and commercial business loans. The Bank also maintains a relatively short-term investment securities portfolio. Fixed rate residential loans with terms-to-maturity of greater than 15 years are generally sold in the secondary market. Liability strategies have involved attempting to increase the level of core deposits (i.e. checking accounts and other savings accounts), which are deemed less sensitive to changes in interest rates, and longer term FHLB advances have been utilized to lengthen the average term-to-maturity of the interest-bearing liability base. The Bank, however, remains subject to a certain level of interest rate risk due to a balance of fixed rate residential loans held in portfolio. As of June 30, 1997, approximately 78 percent of loans receivable with a maturity of greater than 12 months were fixed rate in nature. Regarding the measure of interest rate risk, Harbor Federal's projected change in net portfolio value ("NPV"), based on calculations provided by the OTS, reveal that the Bank's NPV would decrease by 25 percent upon a positive 200 basis point change in interest rates. Harbor Federal anticipates the conversion proceeds will facilitate improvement in the asset/liability gap analysis as the net capital raised in the conversion will increase the ratio of interest-earning assets ("IEA") to interest-bearing liabilities ("IBL").

     Harbor Federal has reported relatively strong levels of net income over the last five years, ranging from 0.77 percent to 1.25 percent of assets. The Bank's main source of net income, the net interest margin, has remained relatively stable over this time frame, with overall net interest income increasing in step with the growth in assets, although spread compression has occurred in the most recent periods. For the twelve months

RP Financial, LC.
Page 1.5

ended June 30, 1997, Harbor Federal experienced a lower level of interest income, as competitive and market factors reduced the yield on earning assets. Core profitability has been enhanced since fiscal 1994 by an declining operating expense ratio, as growth in operating expenses has been lower than growth in assets. The Bank has successfully expanded its operations in the recent past without fixed asset, personnel and other costs above the growth in operations. The Bank's ratio of non-interest income has remained relatively stable, increasing in line with overall operations. Further improvement in core profitability is expected to be difficult in light of efficiencies in operations achieved in recent years (the Bank's efficiency ratio is below 50 percent, a favorable level based on industry standards), due to competitive and market factors which result in downward pressure on the level of net interest income. Future core profitability is projected to improve with the reinvestment benefit of the new capital raised.

     Harbor Federal's Board of Directors has determined that a full conversion to stock form is an attractive business strategy for several reasons. The full conversion is expected to provide the capital necessary to improve the overall competitive position of the Bank in the market area, with regard to rates and services offered and ability to expand. In addition, an increase in the publicly-held shares may increase the stock liquidity, and the conversion may provide the opportunity for expanded local stock ownership which could enhance the financial success of the Bank as local shareholders promote the Bank's products and services. Finally, the new structure will provide the ability to diversify business activities, provide greater flexibility in structuring acquisitions and increase the future access to capital markets. The new structure is also being pursued in view of certain regulatory uncertainties regarding the MHC structure and thrift industry as a whole. As disclosed in the prospectus, the proceeds from stock conversion are anticipated to be invested as follows.

     o Holding Company. The balance of conversion proceeds from the second step offering are expected to be downstreamed to the Bank via a loan to the Bank and through proceeds deposited in a savings account at the Bank. The Holding Company funds will be utilized for various corporate purposes, including funding expansion through diversification or acquisition, stock repurchase programs, funding stock purchases for the MRP and/or payment of special dividends, although there are no specific plans at present. Harbor Florida has indicated its intention to pay a regular dividend following completion of the second step conversion, and will fund the loan to the ESOP.

     o Harbor Federal. Harbor Florida intends to downstream the conversion proceeds to the Bank via a loan to Harbor Federal and through proceeds deposited at the Bank. The funds at Harbor Federal are anticipated to initially be held in short- and mid-term cash and investments and also redeployed into lending and investment activities consistent with the Bank's plan.

     On a pro forma basis, Harbor Federal is expected to have a capital ratio above both regulatory requirements and industry averages. The Board of Directors has determined to pursue a strategy of controlled

RP Financial, LC.
Page 1.6

growth in order to maintain well-capitalized status, with growth expected to be funded primarily through local retail deposit growth and additional borrowings.


Balance  Sheet  Trends
----------------------

     Table 1.1 shows key balance sheet items at the close of the last five fiscal years and as of June 30, 1997. The Bank's audited financial statements are incorporated by reference as Exhibit I-2, while historical key operating ratios are presented in Exhibit I-3. From September 30, 1992 through June 30, 1997, the Bank exhibited annual asset growth of 9.3 percent, with the asset growth channelled into all major balance sheet categories. The most rapid growth occurred with cash and investments, which increased by over 12 percent annually, however loans receivable remained the largest portion of the asset base (73 percent of assets as of June 30, 1997). The Bank's annual deposit growth totaled
7.0 percent over the period in Table 1.1, with deposits increasing since fiscal 1993. Asset growth has also been supported by increased levels of borrowings, consisting of FHLB advances, which have been used as a supplemental funding source, and have assisted in leveraging the Bank's capital base.

     The balance of loans receivable increased consistently since fiscal 1992, averaging an 9.5 percent annual increase. Over this time period, the Bank has been successful in expanding the balances of the various loan types, although permanent residential and construction loans have declined in proportion while commercial real estate and non-mortgage loans have increased. At June 30, 1997, loans receivable totaled $818.9 million, or 73.3 percent of total assets. The composition of the loan portfolio continues to reflect a concentration on residential lending, as loans secured by residential property (including construction loans), constituted $661.5 million, or 77.0 percent of the gross loan portfolio at June 30, 1997, a slight decline from 80.9 percent as of September 30, 1994. Commercial real estate loans (including multi-family loans) and land loans totaled $99.3 million, or 11.6 percent of the loan portfolio, an increase from 9.42 percent of the loan portfolio as of September 30, 1994, while consumer loans totaled $87.0 million, or 10.1 percent of loans receivable, representing an increase from 8.4 percent of gross loans receivable as of September 30, 1994.

     MBS totaled $156.6 million at June 30, 1997, the second largest component of interest-earning assets. Similar to loans receivable, the increase in the MBS balance since fiscal year end 1993 highlights the Bank's strategy of increasing the asset base in order to more effectively leverage capital, and to invest available liquid assets into the higher yielding and low credit risk assets such as MBS. The MBS portfolio consists of FNMA and FHLMC pass-through certificates, of which approximately one-third carried adjustable rates, one-third were balloon-type securities with terms of 5, 7 or 10 years, and the remaining were longer-term fixed rate securities. The entire MBS portfolio was classified as "held-to-maturity" ("HTM") at June 30, 1997, and is

RP Financial, LC.
Page 1.7

                                    Table 1.1
                          Harbor Florida Bancorp, Inc.
                          Historical Balance Sheets (1)
                         (Amount and Percent of Assets)

                                                                     For the Fiscal Year Ended September 30,
                                     -----------------------------------------------------------------------------------------------
                                            1992               1993               1994               1995                1996
                                     -----------------  -----------------  -----------------  -----------------  -------------------
                                      Amount     Pct     Amount     Pct     Amount     Pct     Amount     Pct      Amount      Pct
                                      ------     ---     ------     ---     ------     ---     ------     ---      ------      ---
                                      ($000)     (%)     ($000)     (%)     ($000)     (%)     ($000)     (%)      ($000)      (%)
Total Amount of:
Assets                               $731,504  100.00%  $759,389  100.00%  $808,110  100.00%  $886,570  100.00%  $1,057,443  100.00%
Loans Receivable (net)                531,145   72.61%   547,377   72.08%   576,432   71.33%   632,316   71.32%     769,889   72.81%
Mortgage-Backed Securities             97,201   13.29%    89,535   11.79%   120,099   14.86%   164,759   18.58%     153,293   14.50%
Cash and Investment Securities         64,567    8.83%    93,899   12.37%    87,669   10.85%    69,904    7.88%     109,212   10.33%
Real Estate Owned                      16,527    2.26%     6,198    0.82%     2,522    0.31%     2,786    0.31%       3,118    0.29%
Goodwill                                    0    0.00%         0    0.00%         0    0.00%         0    0.00%       3,587    0.34%

Deposits                              654,988   89.54%   651,093   85.74%   673,830   83.38%   720,981   81.32%     851,853   80.56%
FHLB Advances, Other Borrowed Funds    22,027    3.01%    45,990    6.06%    46,273    5.73%    65,974    7.44%      95,674    9.05%
Stockholders Equity                    34,527    4.72%    40,230    5.30%    68,251    8.45%    77,500    8.74%      84,832    8.02%
Tangible Stockholders Equity           34,527    4.72%    40,230    5.30%    68,251    8.45%    77,500    8.74%      81,245    7.68%
AFS Adjustment                             --      --         --      --         --      --         --      --          (49)  -0.00%

End of Period Shares Outstanding           --                 --          4,894,200          4,910,991            4,934,454
Wghtd Avg Shrs for EPS Calculations(2)     --                 --                 --          4,880,054            4,947,108
Book Value/Share                           --                 --             $13.95             $15.78               $17.19
Tangible Book Value/Share                  --                 --             $13.95             $15.78               $16.46
Offices Open                               --                 21                 21                 22                   23

                             Table 1.1 (Continued)

                                                                  9/30/92-
                                                                  6/30/97
                                            As of June 30,       Annualized
                                                  1997          Growth Rate
                                         --------------------   -----------
                                           Amount       Pct         Pct
                                           ------       ---         ---
                                           ($000)       (%)         (%)
Total Amount of:
Assets                                   $1,116,718   100.00%       9.31%
Loans Receivable (net)                      818,879    73.33%       9.54%
Mortgage-Backed Securities                  156,559    14.02%      10.56%
Cash and Investment Securities              114,851    10.28%      12.89%
Real Estate Owned                             2,896     0.26%     -30.70%
Goodwill                                      3,100     0.28%        N/M

Deposits                                    904,904    81.03%       7.04%
FHLB Advances, Other Borrowed Funds         100,449     9.00%      37.64%
Stockholders Equity                          93,706     8.39%      23.39%
Tangible Stockholders Equity                 90,606     8.11%      22.52%
AFS Adjustment                                  (43)   -0.00%

End of Period Shares Outstanding          4,970,240
Wghtd Avg Shrs for EPS Calculations(2)    4,960,243
Book Value/Share                             $18.85
Tangible Book Value/Share                    $18.23
Offices Open                                     23

(1)  Ratios are as a percent of ending assets.

(2)  The Bank's minority sale of stock was completed in January 1994.

Source: Harbor Federal's audited financial statements.

RP Financial, LC.
Page 1.8

carried on the balance sheet at historical cost. There was an unrealized pre-tax gain of $896,000 as of June 30, 1997 in the MBS portfolio. The Bank utilizes a portion of its MBS portfolio to satisfy regulatory liquidity requirements, preferring to maintain such funds in MBS instead of lower yielding cash and investments. Going forward, the Bank intends to continue a focus on investment in MBS.

     The portfolio of cash and investment  securities totaled $114.9 million, or
10.3 percent of assets, at June 30, 1997 (see Exhibit I-4). The cash and investments portfolio consisted of cash and equivalents, including interest-earning deposits in other financial institutions ($34.5 million), federal funds sold ($10.3 million), U.S. Government and agency securities ($62.4 million), FHLB stock ($7.6 million) and other securities ($0.1 million). The Bank attempts to maintain cash and investments in the range of 10 percent of assets, preferring to invest available funds into higher yielding MBS and loans receivable. Management utilizes the portfolio of cash and investments for liquidity purposes and as part of the asset-liability management strategy, as the investments portfolio consists of short- to intermediate-term instruments. The Bank classifies a portion of the U.S. Government securities as available-for-sale ("AFS") and as of June 30, 1997, the cost basis of the AFS portfolio was equal to the market value. Going forward, the Bank intends to continue to purchase generally low risk investments and the composition of the cash and investments portfolio is not anticipated to change significantly, although the level will initially increase on a post-conversion basis. Going forward, the Bank intends to continue a focus on investment into whole loans, although MBS may be purchased with available funds.

     As noted previously, deposits have traditionally met most of the Bank's funding needs, and all of the Bank's deposits are generated through its branch office network. Deposits have increased by 7.0 percent annually since fiscal 1992, but have declined as a percent of assets. Harbor Federal has achieved growth in deposits by offering competitive rates and attempting to be more visible in the local market area through advertising and other marketing efforts. The Bank has also upgraded a number of branch facilities and moved from generally smaller, leased facilities to full-service free-standing offices in order to attract additional customers. Currently, savings rates offered by Harbor Federal are generally in line with the local competition, with certificates of deposits ("CDs") accounting for the majority of deposits. The Bank has a portfolio of core deposits totaling approximately 24 percent of deposits, providing a base of stable lower costing deposits for operations.

     As stated previously, borrowings have been used by the Bank for the purpose of funding operations and assisting in leveraging the capital base. As of June 30, 1997, the Bank had borrowed funds of $100.0 million in advances from the FHLB of Atlanta, with maturity dates between 1997 and the year 2002, and a minor amount of borrowings related to the Bank's ESOP. The borrowings consist of both short-term and longer-term advances that have been taken down in advantageous interest rate environments. Going forward, the Bank

RP Financial, LC.
Page 1.9

intends to continue using borrowings to support operations, although deposits are expected to continue to comprise the majority of funding liabilities.

     Harbor Federal has experienced improved asset quality in recent years, and as shown in Table 1.1, the balance of REO has declined from $16.5 million to under $3.0 million as of June 30, 1997. Table 1.1 also reveals the intangible resulting from the acquisition of Treasure Coast in 1996. The goodwill is being amortized over 15 years.

     Positive earnings from fiscal 1993 to fiscal 1996 and the most recent 12 month period and the minority stock offering in 1994 resulted in an increase in the Bank's capital to $93.7 million, or 8.4 percent of assets, as of June 30, 1997. The Bank's capital ratio has remained relatively stable since fiscal 1994 in the range of 8 to 9 percent due to the expansion of the asset base. The Bank has also paid dividends to shareholders (excluding the MHC shares) since fiscal 1994. Harbor Federal is currently in compliance with respect to all of its fully phased-in capital requirements. The addition of conversion proceeds will enhance the Bank's capital position and strengthen Harbor Federal's competitive posture within its market area.


Income and Expense Trends
-------------------------

     Table 1.2 displays the Bank's earnings over the past five fiscal years and for the most recent twelve months, reveals that earnings have fluctuated between
0.77 and 1.25 percent of average assets, and totaled 0.94 percent for the twelve months ended June 30, 1997. Earnings for fiscal 1996 and the most recent period have been adversely affected primarily by the one-time SAIF assessment fee booked in the September 30, 1996 quarter, while the higher income in fiscal year 1995 was due in part to a stronger net interest margin. The reinvestment of offering proceeds is expected to improve net income in future periods.

     The Bank's net interest income is the major source of income, totaling $38.8 million or 3.57 percent of average assets for the twelve months ended June 30, 1997. While such income is higher than industry averages, the Bank's net interest margin has declined from a high of 3.84 percent for fiscal 1993 to the present level, due entirely to higher funding costs (See Table 1.2). The source of this increase in funding costs is highlighted in Exhibit I-5, which shows the changes in the Bank's asset yields and cost of funds over the past three fiscal years and for the most recent periods, which have influenced the level of net interest income. Spreads narrowed by 31 basis points between fiscal 1994 and the most recent twelve months, as higher costs of deposits and borrowings increased the Bank's overall funding costs by 87 basis points, while asset yields increased by a lower 56 basis points. The cost of funds rose in part due to the greater proportion of higher cost borrowings used to fund earnings assets. These trends indicate that while the Bank has been successful maintaining a strong net

RP Financial, LC.
Page 1.10

                                    Table 1.2
                          Harbor Florida Bancorp, Inc.
                          Historical Income Statements
                        (Amount and Percent of Assets)(1)

                                                                     For the Fiscal Year Ended September 30,
                                            ----------------------------------------------------------------------------------------
                                                  1992              1993              1994              1995              1996
                                            ----------------  ----------------  ----------------  ----------------  ----------------
                                             Amount    Pct     Amount    Pct     Amount    Pct     Amount    Pct     Amount    Pct
                                             ------    ---     ------    ---     ------    ---     ------    ---     ------    ---
                                             ($000)    (%)     ($000)    (%)     ($000)    (%)     ($000)    (%)     ($000)    (%)
Interest Income                             $60,801    8.28%  $55,674    7.52%  $56,084    7.16%  $64,884    7.61%  $74,357    7.83%
Interest Expense                            (35,760)  -4.87%  (27,251)  -3.68%  (26,276)  -3.35%  (33,281)  -3.90%  (39,114)  -4.12%
                                            -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
Net Interest Income                         $25,041    3.41%  $28,423    3.84%  $29,808    3.80%  $31,604    3.71%  $35,243    3.71%
Provision for Loan Losses                    (2,755)  -0.38%   (1,890)  -0.26%   (1,553)  -0.20%     (460)  -0.05%       76    0.01%
                                            -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
Net Interest Income after Provisions        $22,286    3.03%  $26,533    3.58%  $28,256    3.61%  $31,144    3.65%  $35,319    3.72%

Other Income                                $ 3,152    0.43%  $ 2,668    0.36%  $ 2,701    0.34%  $ 2,855    0.33%  $ 3,226    0.34%
Operating Expense                           (16,142)  -2.20%  (16,971)  -2.29%  (17,867)  -2.28%  (18,198)  -2.13%  (19,580)  -2.06%
                                            -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
Net Operating Income                        $ 9,296    1.27%  $12,230    1.65%  $13,090    1.67%  $15,801    1.85%  $18,965    2.00%

Gain(Loss) on Sale of Inv. Sec.\MBS         $   223    0.03%  $   281    0.04%  $   118    0.01%  $    92    0.01%  $   (40)   0.00%
Income on Real Estate Operations              1,810    0.25%   (2,792)  -0.38%    1,250    0.16%      (40)   0.00%     (301)  -0.03%
SAIF Special Assessment                           0    0.00%        0    0.00%        0    0.00%        0    0.00%   (4,552)  -0.48%
                                            -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
Total Non-Operating Inc.\Exp.               $ 2,033    0.28%  $(2,511)  -0.34%  $ 1,368    0.17%  $    52    0.01%  $(4,893)  -0.52%

Net Income Before Tax                       $11,329    1.54%  $ 9,719    1.31%  $14,458    1.84%  $15,853    1.86%  $14,072    1.48%
Income Taxes                                 (4,365)  -0.59%   (4,016)  -0.54%   (5,254)  -0.67%   (5,958)  -0.70%   (5,432)  -0.57%
                                            -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
Net Inc(Loss) Before Extraordinary Items    $ 6,964    0.95%  $ 5,703    0.77%  $ 9,204    1.17%  $ 9,895    1.16%  $ 8,640    0.91%
Cumulative Effect of Change in
  Accounting For Income Taxes               $     0    0.00%  $     0    0.00%  $ 1,935    0.25%  $     0    0.00%  $     0    0.00%
Utilization of Tax Loss Carryforwards           456    0.06%        0    0.00%        0    0.00%        0    0.00%        0    0.00%
Repayment of FHLB Adv., Net of Taxes              0    0.00%        0    0.00%   (1,342)  -0.17%        0    0.00%        0    0.00%
                                            -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
Net Income (Loss)                           $ 7,420    1.01%  $ 5,703    0.77%  $ 9,797    1.25%  $ 9,895    1.16%  $ 8,640    0.91%

Earnings Excluding Non-Operating and
  Extraord. Items:
Pre-Tax Net Inc. Before Extraordinary Items $11,329    1.54%  $ 9,719    1.31%  $14,458    1.84%  $15,853    1.86%  $14,072    1.48%
Addback(Deduct): Non-Recurring (Inc)/Exp     (2,033)  -0.28%    2,511    0.34%   (1,368)  -0.17%      (52)  -0.01%    4,893    0.52%
Tax Effect (39.30%)                          (3,653)  -0.50%   (4,806)  -0.65%   (5,144)  -0.66%   (6,210)  -0.73%   (7,453)  -0.78%
                                            -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
  Earnings Excl. Non-Op./Extraord Items:    $ 5,643    0.77%  $ 7,424    1.00%  $ 7,946    1.01%  $ 9,591    1.12%  $11,512    1.21%

Earnings Per Share:
  Reported                                      N/A               N/A               N/A             $2.03             $1.75
  Earnings Excl. Non-Op./Extraord Items:        N/A               N/A               N/A              1.97              2.33
Dividends:
  Amount                                        N/A               N/A             $0.34             $0.90             $1.20
  Payout Ratio                                  N/A               N/A               N/A             44.39%            68.71%
Efficiency Ratio                              57.26%            54.59%            54.96%            52.81%            50.90%

RP Financial, LC.
Page 1.10 (continued)

                             Table 1.2 (Continued)

                                                12 Months Ended
                                                 June 30, 1997
                                               -----------------
                                                Amount     Pct
                                                ------     ---
                                                ($000)     (%)
Interest Income                                $82,691     7.61%
Interest Expense                               (43,843)   -4.03%
                                               -------    -----
Net Interest Income                            $38,848     3.57%
Provision for Loan Losses                         (529)   -0.05%
                                               -------    -----
Net Interest Income after Provisions           $38,319     3.52%

Other Income                                   $ 3,574     0.33%
Operating Expense                              (20,635)   -1.90%
                                               -------    -----
Net Operating Income                           $21,258     1.96%

Gain(Loss) on Sale of Inv. Sec.\MBS            $    50     0.00%
Income on Real Estate Operations                    15     0.00%
SAIF Special Assessment                         (4,552)   -0.42%
                                               -------    -----
Total Non-Operating Inc.\Exp.                  $(4,487)   -0.41%

Net Income Before Tax                          $16,771     1.54%
Income Taxes                                    (6,564)   -0.60%
                                               -------    -----
Net Inc(Loss) Before Extraordinary Items       $10,207     0.94%
Cumulative Effect of Change in
  Accounting For Income Taxes                        0     0.00%
Utilization of Tax Loss Carryforwards                0     0.00%
Repayment of FHLB Adv., Net of Taxes                 0     0.00%
                                               -------    -----
Net Income (Loss)                              $10,207     0.94%

Earnings Excluding Non-Operating and
  Extraord. Items:
Pre-Tax Net Inc. Before Extraordinary Items    $16,771     1.54%
Addback(Deduct): Non-Recurring (Inc)/Exp         4,487     0.41%
Tax Effect (39.30%)                             (8,354)   -0.77%
                                               -------    -----
  Earnings Excl. Non-Op./Extraord Items:       $12,904     1.19%

Earnings Per Share:
  Reported                                       $2.06
  Earnings Excl. Non-Op./Extraord Items:          2.60
Dividends:
  Amount                                         $1.20
  Payout Ratio                                   58.31%
Efficiency Ratio                                 48.64%

(1) Ratios are as a percent of average assets. Average assets calculated based on annual average.

Source: Harbor Federal's audited financial statements.

RP Financial, LC.
Page 1.11

interest margin, the Bank's net interest income is still influenced by changes in interest rates and the composition of the funding base.

     Harbor Federal derives income from non-interest sources, which has provided some protection from changes in the net interest margin due to interest rate fluctuations. For the most recent twelve month period, non-interest operating income totaled $3.6 million, or 0.33 percent of average assets, and the level of such income has remained relatively stable as a percent of average assets over the past few fiscal years. A majority of this income results from the Bank's deposit base in the form of various fees and charges on deposit accounts and transactions. A smaller portion of this income is obtained from other sources such as various banking fees and charges. Going forward, the Bank anticipates that non-interest income will remain primarily related to the deposit base, as other significant income sources are not expected to be developed (such as significant loans service for others income).

     Harbor Federal's profitability has been enhanced in recent years by a more efficient operating expense ratio. Since fiscal 1993, the Bank's operating expense ratio has declined by 39 basis points to 1.90 percent of assets for the twelve months ended June 30, 1997 as expenses have been restrained while assets have continued to increase. As shown in Table 1.1, the Bank has added two branch office locations since fiscal 1993, while assets have increased by 47 percent overall. Over the past few years, all major expense categories such as personnel, occupancy and data processing have grown at rates less than the rate of asset growth, and Harbor Federal's use of borrowings has assisted in leveraging the Bank's existing operations. A measure of the Bank's expenses, the Bank's efficiency ratio (defined as operating expenses divided by net interest income and non-interest operating income), has declined to approximately 49 percent in 1997 from earlier higher levels. The Bank's operating expenses are expected to initially increase following the conversion as a result of the ESOP and MRP purchases in the offering and in the year following conversion, respectively. In addition, as a full stock institution, the Bank will incur additional legal, accounting, printing/mailing and related costs.

     Provisions for loan losses have generally had a small impact on earnings in recent years, as the improvement in asset quality since the early 1990s has resulted in an allowance for loan and lease losses balance in excess of requirements as calculated by the Bank. In fiscal 1996, the Bank recorded a credit to the allowance for loan losses of $76,000 as asset quality continued to improve and classified assets declined. During the most recent twelve month period, the Bank booked a provision of $529,000, due primarily to the continued growth in the loan portfolio. As of June 30, 1997 the allowance for loan and lease loss balance was equal to $11,408,000, or 1.40 percent of net loans receivable and 512.26 percent of non-accruing loans (see Exhibit I-6).

     Historically, non-operating gains and losses have been limited to gains or losses on the sale of investment securities and/or MBS and income from property held as REO (see Table 1.2). Income from gains

RP Financial, LC.
Page 1.12

on the sale of loans and/or MBS has traditionally been limited as the Bank does not sell a significant amount of loans, and income (or losses) from real estate operations have been minimal in recent years as the level of REO has declined. Similar to all SAIF-insured financial institutions, the Bank incurred a pre-tax charge for the special SAIF insurance premium assessment fee at September 30, 1996 equal to $4,552,000. During the most recent twelve month period, Harbor Federal reported net gains of $50,000 from the sale of interest-earning assets, REO income of $15,000, and the SAIF assessment charge.

     The Bank's effective tax rate was approximately 39.1 percent for the twelve months ended June 30, 1997. Dividends paid to shareholders (excluding shares held by the MHC), totaled $0.35 per share for the most recent quarter.


Interest Rate Risk Management
-----------------------------

     Harbor Federal attempts to manage exposure to interest rate fluctuations on both the asset and liability side of the balance sheet, and has attempted to enhance the interest sensitivity of its operations through several means, including: (1) originating, whenever possible, adjustable rate residential mortgage loans ("ARMs"), adjustable rate commercial real estate loans and shorter-term construction, consumer and commercial business loans; (2) maintaining a relatively short-term investment securities portfolio, including a balance of adjustable or balloon-type MBS; (3) selling fixed rate residential loans with terms-to-maturity of greater than 15 years in the secondary market;
(4) attempting to increase the level of core deposits (i.e. checking accounts and other savings accounts), which are deemed less sensitive to changes in interest rates; and (5) utilizing longer term FHLB advances lengthen the average term-to-maturity of the interest-bearing liability base. Exhibit I-7 displays the distribution of the Bank's fixed and adjustable rate loans.

     Harbor Federal monitors its exposure to interest rate risk using an OTS calculation of the change in net portfolio value of the Bank's equity. As shown in Exhibit I-8, according to the most recent calculation, the Bank's net portfolio value would decline by 25 percent in the event of a 200 basis point increase in interest rates, indicating a level of interest rate risk. Although this measure is within the Board-established limits of the Bank, Harbor Federal is seeking to reduce exposure to interest rate risk, and the reinvestment of conversion proceeds is expected to contribute to reduced exposure.


Lending Activities and Strategy
-------------------------------

     The Bank's recent lending activities emphasize the origination of 1-4 family mortgage loans (see Exhibits I-9 and I-10, loan composition and maturity). Harbor Federal also maintains a level of loan portfolio

RP Financial, LC.
Page 1.13

diversification with a balance of commercial real estate loans, commercial business loans and consumer loans in an effort to enhance overall portfolio yields and expand the Bank's products and services offered. Gross loans increased from $612.6 million at September 30, 1994 to $862.4 million at June 30, 1997, with the proportion of 1-4 family loans declining slightly to 72 percent. Consumer, commercial business, non-residential real estate and land loans increased in proportion over this time frame, while construction, residential and multi-family loans decreased.

     As of June 30, 1997, residential mortgage loans secured by 1-4 family properties totaled $620.1 million, or 72.2 percent of total loans receivable. The Bank originates both ARMs and fixed-rate residential mortgages with a majority of loans underwritten to secondary market guidelines, primarily FNMA, although most customer demand in recent periods has been for fixed rate loan products. A majority of the ARM loans are underwritten to be assumable, an attractive feature for the Bank's customers, and essentially all loans are originated by in-house personnel who are compensated by salary plus commission. Residential loans made by the Bank are generally originated with maximum loan-to-value ("LTV") ratios of 80 percent, with loans with LTV ratios in excess of 80ypercent requiring private mortgage insurance ("PMI") coverage. Fixed-rate mortgages are offered with maturities of up to 30 years, with essentially all loans with maturities in excess of 20 years sold in the secondary market, and loans with shorter terms held in portfolio. The Bank also offers a bi-weekly fixed rate mortgage product that is not offered by many competitors and effectively lowers the term-to-maturity of a 30 year loan to 23 years.

     Approximately 25 percent of the Bank's 1-4 family residential mortgages consisted of ARMs at June 30, 1997, which are retained for portfolio as part of asset/liability management strategy. Harbor Federal offers ARMs that are fixed for one-, three-, five- or seven year periods and adjust annually thereafter and are indexed to the weekly average rate on the corresponding U.S. Treasury securities, adjusted to a constant maturity. The majority of ARMs are originated with annual adjustment caps of 2.0 percent and lifetime adjustment caps of up to
5.0 percentage points.

     The Bank also maintains a portfolio of land loans, representing land located in the market area for eventual development into residential property. As of June 30, 1997, land loans totaled $31.9 million, or 3.7 percent of gross loans receivable, an increase from fiscal 1994 levels. Land loans are offered with either a fixed or adjustable interest rate and a maximum term of up to 15 years. LTVs on land loans are generally limited to 75 to 80 percent.

     Construction loans have been an area of emphasis for the Bank in recent years, and totaled $41.4 million, or 4.8 percent of gross loans outstanding, at June 30, 1997, primarily for residential property. A majority of the construction loans are made on "pre-sold" homes with are structured to become permanent

RP Financial, LC.
Page 1.14

loans upon completion of the construction period. Other construction loans are speculative loans, loans to builders who intend to locate a purchaser for the home prior to or shortly after construction is completed. Construction loans are structured as interest-only during the construction period, which generally equals six months to one year. Pre-sold construction/permanent loans have maximum LTV ratios of up to 80 percent, while speculative construction loans typically have maximum LTV ratios of 75 percent.

     Harbor Federal historically had been an active originator of commercial real estate loans in the local market area. In the late 1980s, the Bank curtailed lending activities in this area due to credit quality issues, and following a period of work-out of problem assets, re-entered the commercial real estate lending market in the early 1990s. The Bank currently maintains a balance of commercial real estate loans in portfolio in an effort to diversify the loan portfolio and increase overall asset yields. As of June 30, 1997, multi-family loans totaled $14.5 million, or 1.7 percent of the loan portfolio, while non-residential mortgage loans totaled $53.0 million, or 6.2 percent of the loan portfolio. Recent lending activities have been pursued on a conservative basis, as commercial real estate loans are generally limited to $1.5 million per loan and approximately $2.5 million per borrower relationship, and lending is mostly confined to the six county market area. The Bank's non-residential mortgage portfolio consists primarily of loans secured by office buildings, doctor's offices, warehouses and other non-residential property. Approximately one half of originations are on new property, with the other half consisting of refinanced loans. Commercial real estate loans originated by Harbor Federal are either fixed rate (generally for 15 years), or adjustable rate loans that generally are fixed for five or ten years and adjust thereafter. The loans are generally indexed to the U.S. Treasury rate of a similar term as the adjustment period. LTVs on income property loans typically do not exceed 75 percent. The Bank seeks to manage credit risk on such loans by lending primarily on local property, to borrowers with whom management is familiar, and obtaining personal guarantees.

     Harbor Federal also offers consumer and commercial business loans, including home equity loans, which totaled $98.5 million, or 11.5 percent of gross loans receivable, at June 30, 1997. The Bank offers a variety of types of consumer loans, including home equity loans, home improvement loans, retirement community mobile home loans, automobile loans, personal loans and loans secured by deposit accounts. The attractiveness of the market area for retirees has resulted in a number of retirement communities where the residents do not own the land, but own the home on the land. Home equity loans represent an area of growth for Harbor Federal in recent years, and usually consist of equity loans for typically up to 80 percent of the appraised value of a home, less the amount of the first mortgage. Home equity loans are offered at both fixed and adjustable rates of interest, with the adjustable rate based on the prime rate of interest. The Bank has a small balance of commercial business loans consisting of loans to a number of local area businesses. Commercial business loans are not expected to be a growth area in the future.

RP Financial, LC.
Page 1.15

     As shown in Exhibit I-11, Harbor Federal's overall loan origination volume increased from $148.8 million in fiscal 1994 to $171.5 million for the most recent twelve months. The table highlights the Bank's emphasis on residential real estate and construction lending, with originations of these loan types ranging from $135.5 million, or 91 percent of mortgage loan originations in fiscal 1994, to $140.2 million, or 82 percent of mortgage loan originations for the most recent twelve months. The data reveals the recent increase in lending in commercial real estate and land lending. Non-mortgage lending has increased from $36.2 million for fiscal 1994 to $60.1 million for the most recent twelve months, indicating the Bank's increased activity in this area. Harbor Federal has not historically purchased loans, and has sold a portion of loans originated in the secondary market. A portfolio of loans totaling $60.5 million was acquired with the acquisition of Treasure Coast Bank, F.S.B. in 1996.


Asset Quality
-------------

     Exhibit I-12 displays Harbor Federal's NPAs from fiscal 1994 to June 30, 1997, and shows that the level of NPAs (consisting of non-accruing loans and REO) has declined in each year since 1994, from 0.85 to 0.46 percent of total assets. REO totaled $2,896,000 as of June 30, 1997, and the Bank had a zero balance of loans greater than 90 days delinquent and still accruing. As of June 30, 1997, NPAs consisted of residential, multi-family and construction loans on non-accrual status or REO. As of the same date, the Bank maintained valuation allowances of $11,401,000, equal to 1.38 percent of loans receivable and 209.73 percent of NPAs. Harbor Federal had classified assets of $2.2 million at June 30, 1997, all of which were classified as substandard (see Exhibit I-13).


Funding Composition and Strategy
--------------------------------

     Exhibits I-14 and I-15 provide data pertaining to Harbor Federal's deposit composition at fiscal year ends 1994 through 1996 and as of June 30, 1997. Harbor Federal's deposits consist of CD accounts, which totaled $682.7 million, or 75.5 percent of total deposits, and a base of core deposits (passbook accounts, NOW accounts, non-interest checking accounts, and MMDAs) which totaled $222.2 million, or 24.5 percent of total deposits. Passbook accounts were the largest component of core deposits and totaled $77.5 million, or 8.6 percent of total deposits, at June 30, 1997, followed by NOW accounts totaling $53.1 million, money market deposits totaling $45.4 million and non-interest bearing accounts totaling $40.1 million. Since fiscal 1994, the proportion of CDs has risen, which has an upward effect on funding costs given the higher costs of CDs versus transaction/passbook accounts. Going forward, the Bank intends to try to increase the base of transaction accounts in order to lower the overall cost of funds and assist in funding anticipated increases in lending operations. CDs with balances greater than $100,000, which tend to be more rate sensitive than lower balance

RP Financial, LC.
Page 1.6

CDs, accounted for $61.5 million, or 6.8 percent of deposits, at June 30, 1997. The level of these large balance CDs in the Bank's CD portfolio is significant in these CDs tend to be more rate sensitive than smaller denomination CDs, increasing the Bank's interest rate risk to a degree.

     As part of the Bank's strategy to leverage the capital base and support certain investment strategies, the Bank has utilized borrowings from the FHLB of Atlanta. These advances are secured by the Bank's stock in the FHLB and a portion of Harbor Federal's mortgage loans, and consist of both short-term and long-term borrowings. As of June 30, 1997, the Bank had FHLB advances of $100.0 million outstanding with an average interest rate of 6.00 percent. Harbor Federal also had borrowings in the form of an ESOP borrowing of $449,000 as of June 30, 1997.


Subsidiary Operations
---------------------

     The Bank currently has two active subsidiaries. Appraisal Analysts, Inc. provides real estate services to the Bank as well as third parties. H.F. Development Company, Inc. serves as a repository of selected REO properties held for disposition.

     Harbor Federal also has one inactive subsidiary, CFD, Inc., which has been in bankruptcy court in the Southern District of Florida since September 1991. Previously, CFD, Inc. had been engaged in land development and sales of land using land installment contracts. The bankruptcy process is still underway, and all of the assets of CFD, Inc. have been transferred to the bankruptcy trustee for liquidation. In connection with the bankruptcy proceedings, the Bank is both a secured and unsecured creditor of CFD, Inc. Until completion of the bankruptcy proceedings, there remains a level of litigation risk to the Bank. The Bank's exposure cannot be estimated at this point.

Legal Proceedings
-----------------

     Harbor Federal is not involved in litigation which is expected to have a material impact on Harbor Federal's financial condition or operations. Other litigation generally involves routine legal proceedings that occur in the Bank's ordinary course of business.

RP Financial, LC.
Page 2.1

                                II. MARKET AREA

Introduction
------------

     Harbor Federal  conducts  operations  out of a headquarters  office in Fort
Pierce, St. Lucie County, Florida and a network of 22 branch offices in six counties along the central eastern coast of Florida (see Exhibit I-1 for the location of the Bank's market area counties and Exhibit II-1 for information regarding Harbor Federal's offices). The Bank operates offices in St. Lucie County (8 offices), Indian River County (4 offices), Brevard County (4 offices), Martin County (3 offices), Volusia County (3 offices) and Okeechobee County (1 office). During fiscal 1996, Harbor Federal completed the acquisition of Treasure Coast Bank, FSB, which added one branch office and approximately $64 million in deposits to the Bank. The Bank's market area counties are located along the central portion of the eastern Florida coastline, extending approximately 200 miles from the Daytona Beach area in the north to Stuart, Florida in the south. Okeechobee County is the only county not located along the coastline. The Bank operates within the metropolitan statistical areas of Daytona Beach, Melbourne-Titusville-Palm Bay and Fort Pierce-Port St. Lucie, encompassing all market area counties except for Okeechobee County. The city of Fort Pierce, the location of the Bank's headquarters, contains approximately 37,000 residents, and is located to the southern end of the Bank's market area counties. The Bank's offices are generally located in population centers within each county and serve the local residents of the communities.

     The six county  market area  contains a  population  of  approximately  1.3 million residents, and includes a broad cross-section of demographic and economic characteristics. Similar to the rest of the state of Florida, the region has experienced relatively strong growth in recent years, with population growth well above national averages. Sections of the market area contain concentrations of developed areas (residential and industrial), agricultural areas (citrus and cattle), and more vacation/resort areas (along the coastline). The relatively rapid development has resulted in strong population growth and relatively new housing stock.

     Competition from other financial institutions operating in the market area includes a number of both large and small commercial banks and savings institutions, including large superregional banks, although the Bank's market area does not include the larger metropolitan areas of Florida such as southern Florida (Miami), or other population centers such as Orlando, Jacksonville, Tampa or Tallahassee (the market area contains approximately 9 percent of the state's population). The Bank maintains a market share of approximately 6 percent of overall financial institution deposits in the six county market area. The Bank has experienced growth in deposits in recent years primarily due to an increased emphasis on marketing products and services. However, competition remains high in the marketplace.

RP Financial, LC.
Page 2.2

     Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been briefly examined in the following pages to help determine the growth potential that exists, the relative economic health of the market area, and the related impact on value.


National Economic Factors
-------------------------

     Over the past year, national economic growth has been mixed. Economic data released at the beginning of the fourth quarter generally confirmed that the national economy was slowing. October unemployment remained at 5.2 percent, although the number of new jobs being added to the economy was lower compared to job growth recorded during the late-spring and the summer. Third quarter GDP growth fell to a 2.2 percent annual rate, versus a comparative 4.7 percent rate in the second quarter. Wage data also indicated that inflation was under control, as wages remained flat for production and nonsupervisory workers in October, despite a $0.50 increase in the minimum wage rate that became effective on October 1, 1996. While the November unemployment rate climbed to 5.4 percent from 5.2 percent in October, inflation concerns were heightened somewhat by an unexpectedly sharp $0.09 jump in average hourly earnings. However, most of the economic data released at the close of 1996, which included jobless claims rising to a five month high in November and a decline in November durable goods orders, suggested that the economy was sluggish and non-inflationary.

     While fourth quarter GDP growth came in at a stronger than expected 4.7 percent annual growth rate (subsequently revised to 3.9 percent), most of the economic data released during the beginning of the first quarter of 1997 indicated a continuation of moderate economic growth. Such measures as a 1.9 percent decline in December durable goods orders and a modest uptick in the January 1997 unemployment rate to 5.4 percent, versus 5.3 percent in December 1996, eased concerns that the economy was overheating. However, the increase in the unemployment rate was attributable to more people entering the job force, and some markets began to experience labor shortages. In congressional testimony at the end of February 1997, the Federal Reserve Chairman indicated that he anticipated recent signs of lower job insecurity among workers would lead to upward pressure in wages, which could possibly trigger the Federal Reserve to boost interest rates. Signs of inflation became more notable during March and April, with most economic indicators posting month-to-month increases from January to February. Most notably, during February, industrial production increased 0.5 percent, housing starts rose 12.2 percent and the sale of existing homes jumped 9.0 percent. Accelerating economic growth was further indicated by a decline in the March unemployment rate to 5.2 percent, versus 5.3 percent for February, and a higher than expected rise in the March "core" producer price index, which posted

RP Financial, LC.
Page 2.3

its largest increase in 18 months. However, inflation measures showed that the "Goldilocks Economy" remained in effect, based on lower producer prices and a lower than expected increase in the employment cost index. Some of the reasons cited for the low inflation were a larger labor force, a measurable increase in productivity, and an increasingly global economy. First quarter 1997 GDP growth was measured at 5.9 percent, far exceeding analysts' projections.

     Second quarter economic data began to show signs of economic weakening, based on a number of indicators. A lower than anticipated National Association of Purchasing Managers index in April indicated a slowdown of expansion in the manufacturing sector. New home sales also dropped by 7.7 percent in April 1997, the sharpest decline in six months. Automobile sales for April and May 1997 declined from year earlier levels, and discounting became more common by automakers. A rise in the June unemployment rate and GDP growth slowing to an annual rate of 2.2 percent in the second quarter, which was well below the revised 4.9 percent rate recorded in the first quarter, further signaled that the economy was slowing to a more sustainable pace. Economic data released in August and early September 1997 provided mixed signals of economic growth, as a decline in the July unemployment rate and an unexpectedly sharp decline in the U.S. trade deficit provided indications of a robust economy. At the same time, a modest increase in the July consumer price index and a decline in July wholesale prices suggested that inflation remained non-threatening.

     Consistent with the mixed economic activity, interest rate trends have been varied as well over the past year. The Federal Reserve's decision not to raise interest rates at its September and October 1996 meetings, along with economic data providing indications of a cooling economy, translated into a declining interest rate environment during late-September and through most of October. Interest rates continued to edge lower through November, as the October economic data suggested that inflationary pressures were non-threatening. Bond prices declined slightly in early-December, as investors focused on weakness in the dollar and rising oil prices. Concern over Japanese investors slowing their buying of U.S. Treasury notes caused bond prices to slide in mid-December, despite economic data which continued to indicate mild inflation. Interest rates were somewhat trendless at the close of 1996, as the Federal Reserve elected not to change interest rates at its December meeting.

     With few inflationary signs, interest rates held steady at the beginning of 1997, which was followed by a mild easing in interest rates during the first half of February. Indications of slowing economic growth and the Federal Reserve's decision to leave rates unchanged at its early-February meeting spurred the downward trend in interest rates. However, interest rates edged higher in late-February, following renewed concerns by the Federal Reserve Chairman over the sharp rise in the stock market during the past two years. After stabilizing briefly, the strengthening economy and growing expectations of a rate increase by the Federal Reserve propelled interest rates higher in late-March. The Federal Reserve increased short-term interest rates by 0.25

RP Financial, LC.
Page 2.4

percent in late-March, which was followed by a sharp sell-off in the bond market. For the first time in six months, the rate on the 30-year benchmark bond moved above 7.0 percent in late-March.

     Inflation concerns pushed interest rates higher during the first half of April, which was followed by a slight decline in interest rates on rumors of a national budget accord. News of the budget agreement and favorable inflation data sustained the rally in bond prices through early-May. Interest rates stabilized in mid-May, as the Federal Reserve opted not to raise interest rates at its May meeting. The high level of consumer confidence indicated by the May reading caused the 30-year bond yield to edge above 7.0 percent in late-May. However, the increase was short-lived, as signs of slowing economic growth provided for a lower interest rate environment during June. The downward trend in interest rates became more pronounced during July, following the Federal Reserve's decision to leave rates unchanged at its early-July meeting and the release of new economic data that indicated inflation was under control. Slower economic growth indicated by the second quarter GDP growth rate of 2.2 percent sustained the rally in bond prices at the end of July. However, in early-August, the stronger than expected job growth reflected in the July employment data and a falling U.S dollar against the year end mark caused bond prices to tumble. After recovering briefly on the favorable inflation data indicated by July wholesale and retail prices, bond prices declined in late-August on news of the narrower than expected June trade deficit. During early September 1997, one- and thirty-year U.S. Government bonds were fluctuating in a narrow range, although continued positive economic growth reports and little sign of inflation resulted in a decline in market interest rates in late September 1997 (see Exhibit II-2 for historical interest rate information).


Market Area Demographics
------------------------

     Demographic growth trends in the primary market area counties have been measured by changes in population, number of households and median household income and other data, with trends in those areas summarized by the data presented in Exhibit II-3. Florida and U.S. data is provided for comparative purposes, and trends in this data provide some indication of future levels of business activities for financial institutions.

     The Bank's offices are located in a relatively large market area in terms of population, with a total population of approximately 1.3 million as of 1997 that is experiencing relatively high rates of population and household growth. Since 1990, the primary market area counties have recorded population growth ranging from 2.4 percent annual growth in St. Lucie County to 0.6 percent in Okeechobee County, with Brevard, Volusia and Martin Counties also exceeding the statewide population growth average of 1.7 percent annually. Households have shown similar growth rates. Such growth rates are expected to continue over the next five years.

RP Financial, LC.
Page 2.5

     In general, income levels in the Bank's market area are comparable to statewide averages, with St. Lucie, Martin and Brevard Counties reporting median household income levels above the state average of approximately $32,500, while the six county market area reported an average household income level of $31,500, less than the state average. Per capita incomes generally follow the household levels. The effect of the retirement age population can also been seen in Exhibit II-3, as all market area counties reported median ages above the national average of 34.8 years, and Martin, Indian River and Volusia Counties reported median ages above 40. Based on the increasing population trends, comparable income levels and proportion of retirement age residents (who typically have more financial assets than a younger population), growth opportunities in the primary market area counties can be expected, although competition can be expected due to the favorable demographic trends.


Economy
-------

     Most of the Bank's deposit gathering and lending operations are conducted in the six county market area. Employment in this region is generally diversified, containing employment in services, wholesale and retail trade, state and local government and manufacturing. Table 2.1 below presents the employment sectors for the state of Florida, indicating the relatively high level of services employment and a low level of manufacturing employment. Within the Bank's market area, there are different concentrations of the employment base. Brevard County contains an emphasis on manufacturing, in particular high tech companies. Indian River, St. Lucie and Okeechobee Counties maintain a level of citrus and cattle agriculture operations, while Martin County has a more mixed or fragmented employment base. All market area counties except for Okeechobee County have beach access, and therefore vacation homes, second homes or retirement homes are prevalent. Indian River and Martin Counties have a noticeable level of retirement and/or part-time residents, including more upscale retirees. In light of the growth of the market area counties, the construction industry has traditionally been strong. Exhibit II-4 presents additional data concerning sources of personal income and employment sectors.

RP Financial, LC.
Page 2.6

                                   Table 2.1
                          Harbor Federal Savings Bank
                      State of Florida Employment Sectors

          Employment Sectors                   % of Labor Force
          ------------------                   ----------------
          Services                                   33.6%
          Wholesale/Retail Trade                     23.4
          Government                                 13.9
          Other                                       8.3
          Finance, Insurance, Real Estate             8.2
          Manufacturing                               6.9
          Construction                                5.7
                                                    ------
                                                    100.0%
          Source: REIS DataSource.

     Table 2.2 displays unemployment data in the local market area as of July 1996 and July 1997. The unemployment rates for most of the market area counties remained above statewide and national averages, and the employment situation has improved in the most recent twelve month period. Unemployment rates for St. Lucie and Indian River Counties were in excess of 10 percent, well above comparative ratios. This data indicates a certain weakness to the economy.

                                    Table 2.2
                           Harbor Federal Savings Bank
                         Market Area Unemployment Trends

          Region                    July 1996       July 1997
          ------                    ---------       ---------
          United States                5.6%            5.0%
          Florida                      5.4             5.0
          St. Lucie County            16.7            13.7
          Indian River County         13.1            11.4
          Volusia County               4.1             3.7
          Martin County                7.5             6.9
          Brevard County               5.3             4.4
          Okeechobee County           12.5             9.3

          Source: U.S. Bureau of Labor Statistics.


Deposit Trends and Competition
------------------------------

     The market area is characterized by the presence of both larger superregional financial institutions and locally-based and locally-owned financial institutions. Major competitors include financial institutions such as Barnett Banks (proposed merger with Nationsbank), First Union Corp., SunTrust Banks, NationsBank Corp., Seacoast Banking Corp, Riverside Banking Co. and Great Western Bank (merged with Washington Mutual).

RP Financial, LC.
Page 2.7

     Table 2.3 displays deposit market trends for the State of Florida and the primary market area from June 30, 1994 to June 30, 1996. Overall, financial institution deposits showed an increase statewide, with commercial banks showing growth and savings institutions losing deposits. This trend of modest increases in overall deposits, similar to the rest of the nation, reflects in part disintermediation whereby banking customers have also placed available funds into other types of financial intermediaries such as mutual funds, investment firms, brokerage houses, and insurance companies. Savings institutions have also lost deposits due to mergers and acquisitions. Deposit trends in the Bank's six county market area exhibited stronger growth in deposits, with overall deposits growing at a 2.8 percent annual rate. Consistent with statewide trends, savings institutions reported deposit declines, including declines in two of the six counties. Commercial banks hold approximately 84 percent of deposits statewide, and market shares ranging from 72 percent in Martin County to 92 percent in Volusia County.

     Harbor Federal has recorded growth in deposits in all market area counties except Okeechobee County, and has increased deposits on average by 12.9 percent over the time period shown in Table 2.3. This increase in deposits includes the acquisition of Treasure Coast Bank, FSB during June 1996, which added approximately $64 million in deposits to the Bank's overall funding base. Excluding these acquired deposits, the Bank's deposits increased at an annual rate of approximately 8.5 percent over the time period shown in Table 2.3, indicating success in raising additional retail deposit funds for business operations, and an increase in deposit market share since June 30, 1994.


Summary
-------

     The overall condition of the primary market area can be characterized as a growth area with an increasing population and household base. The local economies are relatively diversified, and the area is attractive for both younger and older residents. Unemployment rates are higher than comparative averages, indicating an excessive supply of the labor force for available jobs, although seasonal employment may affect the reported unemployment rates. In order to support the Bank's desired level of business operations, the Bank has expanded into a six county region having a sizeable population base. Going forward, in view of the local demographic and economic trends and the numbers and types of competitors in the market area, the competition for deposits is expected to remain substantial, which will result in Harbor Federal having to pay competitive deposit rates to maintain local market share. The reinvestment of stock proceeds from the conversion may mitigate to some extent the potentially higher funding costs to attract deposits through anticipated loyalty of local shareholders and referrals from local shareholders.

RP Financial, LC.
Page 2.8

                           ---------------------------
                                    Table 2.3
                           Harbor Federal Savings Bank
                                 Deposit Summary
                           ---------------------------

--------------------------------------------------------------------------------------------------------------------------
                                                                   As of June 30,
                                       ---------------------------------------------------------------------
                                                      1994                                1996
                                       ---------------------------------   ---------------------------------     Deposit
                                                      Market   Number of                  Market   Number of   Growth Rate
                                         Deposits      Share    Branches     Deposits      Share    Branches    1994-1996
                                       ------------   ------   ---------   ------------   ------   ---------   -----------
                                                               (Dollars In Thousands)                              (%)
State of Florida                       $172,584,726   100.0%     4,301     $178,523,911   100.0%     4,207         1.7%
  Commercial Banks/Savings Banks        127,126,126    73.7%     3,329      149,571,318    83.8%     3,543         8.5%
  Savings Institutions                   45,458,600    26.3%       972       28,952,593    16.2%       664       -20.2%

St. Lucie County                       $  1,645,770   100.0%        41     $  1,752,612   100.0%        45         3.2%
  Commercial Banks/Savings Banks          1,237,275    75.2%        29        1,324,946    75.6%        33         3.5%
  Savings Institutions                      408,495    24.8%        12          427,666    24.4%        12         2.3%
    Harbor Federal                          309,862    18.8%         8          333,677    19.0%         8         3.8%

Indian River County                    $  1,769,650   100.0%        46     $  1,897,653   100.0%        44         3.6%
  Commercial Banks/Savings Banks          1,449,276    81.9%        37        1,624,922    85.6%        36         5.9%
  Savings Institutions                      320,374    18.1%         9          272,731    14.4%         8        -7.7%
    Harbor Federal                          127,060     7.2%         4          143,231     7.5%         4         6.2%

Volusia County                         $  4,837,160   100.0%       120     $  5,036,514   100.0%       121         2.0%
  Commercial Banks/Savings Banks          4,124,393    85.3%       109        4,613,560    91.6%       115         5.8%
  Savings Institutions                      712,767    14.7%        11          422,954     8.4%         6       -23.0%
    Harbor Federal                           79,009     1.6%         3          129,544     2.6%         3        28.0%

Martin County                          $  1,704,351   100.0%        62     $  1,863,840   100.0%        59         4.6%
  Commercial Banks/Savings Banks          1,266,797    74.3%        41        1,341,347    72.0%        40         2.9%
  Savings Institutions                      437,554    25.7%        21          522,493    28.0%        19         9.3%
    Harbor Federal                           31,958     1.9%         2           99,461     5.3%         3        76.4%

Brevard County                         $  3,348,187   100.0%       112     $  3,509,618   100.0%       115         2.4%
  Commercial Banks/Savings Banks          2,921,934    87.3%        95        2,994,875    85.3%        97         1.2%
  Savings Institutions                      426,253    12.7%        17          514,743    14.7%        18         9.9%
    Harbor Federal                           67,641     2.0%         3           90,934     2.6%         4        15.9%

Okeechobee County                      $    257,689   100.0%         9     $    272,517   100.0%         9         2.8%
  Commercial Banks/Savings Banks            206,394    80.1%         7          216,995    79.6%         7         2.5%
  Savings Institutions                       51,295    19.9%         2           55,522    20.4%         2         4.0%
    Harbor Federal                           39,349    15.3%         1           38,245    14.0%         1        -1.4%

    Total - Market Area Counties       $ 13,562,807                        $ 14,332,754                            2.8%
    Total - Market Area Comm. Banks      11,206,069                          12,116,645                            4.0%
    Total - Market Area Savings Inst.     2,356,738                           2,216,109                           -3.0%
    Total - Harbor Federal                  654,879                             835,092                           12.9%
    Harbor Fed (Excl Treasure Coast)        654,879                             771,092                            8.5%
--------------------------------------------------------------------------------------------------------------------------

Source: FDIC; OTS.

RP Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS

     This chapter presents an analysis of Harbor Federal's operations versus a group of comparable public companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of the Bank is provided by these public companies. Factors affecting Harbor Federal's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between the Harbor Federal and the Peer Group, will then be used as a basis for the valuation of the Bank's to-be-issued common stock.


Selection of Peer Group
-----------------------

     We consider the appropriate Peer Group to be comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed institutions are inappropriate since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group all publicly-traded subsidiary institutions of mutual holding companies, because their pricing ratios are distorted by the minority issuance of their shares. We have also excluded from the Peer Group those companies under acquisition and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions, and recently converted companies whose stock does not have sufficient seasoning as a public company. The universe of all publicly-traded institutions is included as Exhibit III-1. Pricing characteristics of all thrift institutions are included as Exhibit IV-1 (institutions excluded from the calculation of averages are denoted with a footnote (8)).

     Under ideal circumstances, the Peer Group would be comprised of a minimum of ten similarly sized publicly-traded Florida thrifts with capital, earnings, asset sizes, balance sheet composition, risk profiles, operating strategies and market areas comparable to the Bank. Because of a lack of a sufficient number comparable Florida companies we expanded our search criteria to include similarly  sized  institutions  in other  regions of the  country  with  certain similarities in various financial and operating characteristics. In the selection process we applied three "screens" to the universe of all public companies as follows:

     o Screen #1. Florida institutions with equity/assets ratios greater than 10 percent. One company met the criteria for this screen and was included in the Peer Group (see Exhibit III-2).

RP Financial, LC.
Page 3.2

     o Screen #2. Institutions with equity/assets greater than 12 percent and assets between $1.0 billion and $5.0 billion. Nine companies met the criteria for this screen and five were included in the Peer Group (see
          Exhibit III-2). Two companies, FirstFed America Bancorp and Roslyn Bancorp were excluded due to having been recently converted. Security Capital Corp was excluded due to being under acquisition, and Washington FS&LA of Seattle, WA was excluded due to asset size (see
          Exhibit III-2).

     o Screen #3. Institutions with equity/assets greater than 12 percent and assets between $600 million and $1.0 billion. Eight companies met the criteria for this screen and five were included in the Peer Group (see
          Exhibit III-2). IBS Financial Corp of NJ was excluded due to having a balance sheet with a high level of investment securities, while Provident Financial Holdings of CA was excluded due to low profitability. Trenton SB, FSB of New Jersey was excluded due to its MHC ownership (see Exhibit III-2).

     Table 3.1 lists key characteristics of the Peer Group companies. In general, the Peer Group is comprised of relatively seasoned publicly-traded institutions with a similar average asset size to Harbor Federal. While the Peer Group is not exactly comparable to the Bank, we believe that it provides a reasonable representation of publicly-traded thrifts with operations comparable to those of the Bank and thus forms a sound basis for valuation. A summary description of the key characteristics of each of the Peer Group companies selected is detailed below.

     o JSB Financial, Inc. of NY. JSB Financial is a $1.5 billion company operating 13 offices in the greater New York metropolitan area and was chosen due to its relatively similar asset size. JSB Financial follows an operating strategy of investing in commercial real estate loans funded with deposits, and has the highest capital ratio of the Peer Group. JSB Financial reported the highest profitability ratio of the Peer Group companies.

     o First Colorado Bancorp of CO. First Colorado is a $1.5 billion institution operating a network of 26 offices in Colorado. While First Colorado was selected for the Peer Group on the basis of its size and equity position, First Colorado also maintains a relatively high level of investment in 1-4 family loans and strong asset quality.

     o Ocean Financial Corp. of NJ. Ocean Financial is a $1.4 billion thrift operating 10 branches in central New Jersey that converted during 1996. Ocean Financial maintained relatively high levels of investment in MBS, while reported profitability has been affected by non-operating items. Ocean Financial had little loan diversification away from 1-4 family lending, and reported a low risk-weighted assets ratio.

     o Dime Community Bancorp of NY. Dime Community is a $1.3 billion thrift operating 15 branches in the New York metropolitan area that converted in 1996. Dime Community maintains a strong net interest margin due to a relatively low cost of funds, and a loan portfolio diversified into commercial real estate lending.

     o First Savings Bancorp of WA. First Savings operates 16 offices in a rural market in central Washington State. First Savings has expanded its asset base through the use of borrowed funds, and maintains a high ratio of investments. Lending is dominated by 1-4 family residential mortgages, with some diversification into commercial real estate and construction lending. First Savings maintains the largest loan servicing portfolio of the Peer Group members.

RP Financial, LC.
Page 3.3

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 3.1
                      Peer Group of Publicly-Traded Thrifts
                               October 2, 1997(1)

                                                 Primary           Operating  Total            Fiscal  Conv.  Stock   Market
Ticker  Financial Institution            Exchg.  Market            Strat.(2)  Assets  Offices   Year   Date   Price   Value
------  -------------------------------  ------  ----------------  ---------  ------  -------  ------  -----  ------  ------
                                                                                                                ($)   ($Mil)
JSB     JSB Financial, Inc. of NY         AMEX   New York City NY   Thrift    1,531      13     12-31  06/90   47.50   468
FFBA    First Colorado Bancorp of Co      OTC    Denver CO          Thrift    1,510      26     12-31  01/96   18.75   311
OCFC    Ocean Fin. Corp. of NJ            OTC    Eastern NJ         Thrift    1,448      10     12-31  07/96   34.62   298
DIME    Dime Community Bancorp of NY      OTC    New York City NY   Thrift    1,315      15     06-30  06/96   20.00   262
FWWB    First Savings Bancorp of WA (3)   OTC    Central WA         Thrift    1,008 M    16     03-31  11/95   24.12   254
ISBF    ISB Financial Corp. of LA         OTC    SouthCentral LA    Thrift      939 M    25     12-31  04/95   25.62   177
HFNC    HFNC Financial Corp. of NC        OTC    Charlotte NC       Thrift      895       8     06-30  12/95   16.00   275
FFIC    Flushing Fin. Corp. of NY (3)     OTC    New York City NY   Thrift      860       7     12-31  11/95   22.12   176
GAF     GA Financial Corp. of PA          AMEX   Pittsburgh PA      Thrift      750      13     12-31  03/96   19.00   152
KFBI    Klamath First Bancorp of OR       OTC    Southern OR        Thrift      728       7     09-30  10/95   20.50   205
FFLC    FFLC Bancorp of Leesburg FL       OTC    Central FL         Thrift      387       9     12-31  01/94   31.50    73

NOTES:  (1) Or most recent date available (M=March, S=September, D=December,
            J=June, E=Estimated, and P=Pro Forma)

        (2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified, and Ret.=Retail Banking.

        (3) FDIC savings bank institution.

Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

Date of Last Update: 10/02/97

RP Financial, LC.
Page 3.4

     o ISB Financial Corp. of LA. ISB Financial is a $939 million institution operating from 25 office locations in southcentral Louisiana. ISB Financial maintains a high level of investment in MBS, funded with deposits.

     o HFNC Financial Corp. of NC. HFNC Financial is a $895 million thrift operating from 8 offices in central North Carolina, with a concentration in 1-4 family lending. HFNC Financial also utilizes borrowings to fund operations and maintains a relatively high capital level. HFNC Financial maintained a relatively high ratio of non-performing assets relative to other Peer Group members.

     o Flushing Financial Corporation of NY. Flushing Financial operates with $860 million of assets out of 7 offices in the New York metropolitan area. Flushing Financial maintains high levels of investment in cash and investments and MBS, and utilizes borrowings to a moderate extent. Flushing Financial's profitability is enhanced by a strong net interest margin and maintains a high investment in commercial real estate loans. Flushing Financial reported fairly strong asset quality ratios.

     o GA Financial Corp. of PA. GA Financial operates with $750 million in assets in the Pittsburgh, PA metropolitan area. GA Financial also invests to a rather high degree in MBS and cash and investments. The loan portfolio shows a minor level of diversification away from 1-4 family lending. Asset quality ratios are favorable in comparison to Peer Group averages.

     o Klamath First Bancorp of OR. Klamath First is a $728 million thrift operating from 7 offices in southern Oregon. Klamath First maintains relatively high investment in loans receivable (primarily residential loans), funded with deposits, borrowings and equity. The loan portfolio reveals little diversification away from 1-4 family lending. Reserve coverage ratios are more favorable than Peer Group averages.

     o FFLC Bancorp of Leesburg, Florida. FFLC Bancorp is the smallest member of the Peer Group with $387 million in assets and operates in central Florida in a market adjacent to the Bank's. FFLC Bancorp maintains relatively high investment in loans receivable (primarily residential loans), funded primarily with deposits and equity. Reserve coverage ratios are higher than Peer Group averages.

     In aggregate, the Peer Group companies have an average capital ratio that is higher than the industry average (15.92 percent of assets versus 12.89 percent for the all SAIF average), and higher core profitability (1.11 percent versus 0.85 percent for all SAIF-insured publicly-traded institutions). The Peer Group's higher capital ratio results in a lower core ROE of 6.16 percent versus
7.49 percent for the all SAIF average. In terms of pricing, the Peer Group on average trades at a similar price/book ("P/B") multiple and a higher price/earnings ("P/E") multiple relative to the industry (see the following table).

RP Financial, LC.
Page 3.5

                                                  As of September 19, 1997
                                                  ------------------------
                                                      Peer      All SAIF
                                                     Group       Insured
                                                     -----      --------
          Equity-to-Assets                           15.92%       12.89%
          Return on Assets ("ROA")-Core               1.11%        0.85%
          Return on Equity ("ROE")-Core               6.16%        7.49%
          Market Capitalization ($Mil)             $240.92      $163.06

          Price-to-Tangible Book Ratio ("P/TB")     151.90%      151.49%
          Price-to-Earnings Multiple ("P/E")-Core    22.87x       19.21x
          Price-to-Assets  Ratio ("P/A")             23.11%       18.04%

          Source: Chapter IV tables.

     The following sections present a comparison of the Bank's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


Financial Condition
-------------------

     Table 3.2 shows comparative balance sheet measures for the Bank and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. Information for Harbor Federal is as of June 30, 1997, and as of the latest available (June 30 or March 31) for the Peer Group. The Bank's pre-conversion net worth of 8.4 percent was below the Peer Group's average net worth ratio of 15.9 percent, although the Bank's capital level can be expected to be similar to the Peer Group average on a pro forma basis. The increase in the Bank's capital on a pro forma basis can also be expected to reduce its ROE. Both the Bank and the Peer Group had a minor level of intangible assets. The Bank and all of the Peer Group companies were in compliance with all fully phased-in regulatory capital requirements and were considered to be well-capitalized by FDICIA standards.

     In terms of asset composition, the Bank's ratio of loans to assets exceeded the Peer Group's ratio (73.3 percent of assets versus 56.9 percent for the Peer Group), while the Peer Group recorded a higher level of MBS (17.8 percent versus
14.0 percent for the Bank). The Bank maintains a lower balance of cash and investments as part of its operating strategy, and the portfolio totaled 10.3 percent of total assets. In contrast, the Peer Group maintained a higher ratio of cash and investments (22.3 percent of assets). Following the conversion, the Bank's level of cash and investments is expected to initially increase, pending the Bank's deployment of the proceeds into loans. Overall, the Bank's IEA totaled 97.6 percent of assets, which was higher than the Peer Group's ratio of
97.0 percent.

RP Financial, LC.
Page 3.6

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 3.2
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                               As of June 30, 1997

                                                               Balance Sheet as a Percent of Assets
                                     ----------------------------------------------------------------------------------------
                                      Cash and                          Borrowed  Subd.   Net   Goodwill  Tng Net     MEMO:
                                     Investments  Loans  MBS  Deposits    Funds   Debt   Worth  & Intang   Worth   Pref.Stock
                                     -----------  -----  ---  --------  --------  -----  -----  --------  -------  ----------
Harbor Florida Bancorp of FL
----------------------------
  June 30, 1997                          10.3     73.3  14.0    81.0       9.0     0.0     8.4     0.3       8.1       0.0

SAIF-Insured Thrifts                     17.9     67.4  11.4    71.1      14.5     0.2    12.6     0.2      12.4       0.0
Comparable Group Average                 22.3     56.9  17.8    67.3      15.3     0.0    15.9     0.5      15.4       0.0
  Mid-Atlantic Companies                 25.2     51.4  20.5    68.7      12.9     0.0    16.9     0.4      16.4       0.0
  North-West Companies                   21.9     68.6   6.7    55.6      25.3     0.0    17.1     0.6      16.6       0.0
  South-East Companies                   17.4     44.2  34.5    65.8      18.0     0.0    15.1     0.9      14.2       0.0
  Other Comparative Companies            20.5     71.7   5.4    76.9       8.6     0.0    13.2     0.1      13.1       0.0

Comparable Group
----------------

Florida Companies
-----------------
FFLC  FFLC Bancorp of Leesburg FL        20.4     70.4   7.1    78.0       7.8     0.0    13.5     0.0      13.5       0.0

Mid-Atlantic Companies
----------------------
DIME  Dime Community Bancorp of NY       21.2     56.3  17.9    73.3      10.6     0.0    14.5     2.0      12.5       0.0
FFIC  Flushing Fin. Corp. of NY          20.6     54.7  22.3    68.7      14.7     0.0    15.5     0.0      15.5       0.0
GAF   GA Financial Corp. of PA           30.6     37.3  30.3    61.2      22.5     0.0    15.2     0.2      15.0       0.0
JSB   JSB Financial, Inc. of NY          38.3     58.5   0.3    74.0       0.0     0.0    22.9     0.0      22.9       0.0
OCFC  Ocean Fin. Corp. of NJ             15.3     50.1  31.6    66.3      16.8     0.0    16.3     0.0      16.3       0.0

North-West Companies
--------------------
FWWB  First Savings Bancorp of WA(1)     29.2     64.1   3.1    54.1      29.1     0.0    14.8     1.2      13.6       0.0
KFBI  Klamath First Bancorp of OR        14.7     73.0  10.3    57.2      21.4     0.0    19.5     0.0      19.5       0.0

South-East Companies
--------------------
HFNC  HFNC Financial Corp. of NC         17.9     73.5   5.9    49.6      30.9     0.0    18.0     0.0      18.0       0.0
ISBF  ISB Financial Corp. of LA(1)       16.8     15.0  63.0    81.9       5.1     0.0    12.2     1.9      10.3       0.0

Western Companies (Excl CA)
---------------------------
FFBA  First Colorado Bancorp of Co       20.6     73.1   3.7    75.8       9.4     0.0    12.9     0.2      12.8       0.0

RP Financial, LC.
Page 3.6 (continued)

                             Table 3.2 (Continued)

                                                   Balance Sheet Annual Growth Rates                    Regulatory Capital
                                     --------------------------------------------------------------  ------------------------
                                              Cash and    Loans            Borrows.   Net   Tng Net
                                     Assets  Investments  & MBS  Deposits  &Subdebt  Worth   Worth   Tangible  Core  Reg.Cap.
                                     ------  -----------  -----  --------  --------  -----  -------  --------  ----  --------
Harbor Florida Bancorp of FL
----------------------------
  June 30, 1997                        7.54      6.94      7.62     8.39      6.71   14.19   15.65      7.04   7.04    14.77

SAIF-Insured Thrifts                  12.28      8.79     13.18     8.38     17.40    0.60   -0.16     10.95  11.00    22.79
Comparable Group Average              17.78     -4.48     27.66    13.51      6.06  -10.36  -12.72     12.92  13.00    26.99
  Mid-Atlantic Companies              12.64     -8.51     25.94     2.57        NM   -5.04   -5.38     12.20  12.20    26.97
  North-West Companies                25.57      3.66     31.44    25.66        NM   -7.82  -11.68     16.77  15.21    30.05
  South-East Companies                32.02      4.25     39.62    35.08     -2.01  -19.98  -27.16     14.53  14.53    28.36
  Other Comparative Companies          8.58    -11.27     16.21     7.13     14.14  -13.91  -13.98     11.17  11.25    22.62

Comparable Group
----------------

Florida Companies
-----------------
FFLC  FFLC Bancorp of Leesburg FL     16.56    -12.09     27.99    10.45        NM   -7.48   -7.48     10.90  10.90    23.10

Mid-Atlantic Companies
----------------------
DIME  Dime Community Bancorp of NY    -4.14    -47.64     24.38     1.40        NM  -10.41  -10.86      9.86   9.87    19.99
FFIC  Flushing Fin. Corp. of NY       12.18    -32.61     38.76     4.17        NM   -3.52   -3.52     11.74  11.74    26.57
GAF   GA Financial Corp. of PA        33.32     26.68     36.70     7.73        NM  -11.39  -12.32     13.10  13.10    37.00
JSB   JSB Financial, Inc. of NY        0.33     -9.48      8.42    -2.73        NM    5.16    5.16     14.08  14.08    20.37
OCFC  Ocean Fin. Corp. of NJ          21.51     20.47     21.41     2.31        NM      NM      NM     12.23  12.23    30.90

North-West Companies
--------------------
FWWB  First Savings Bancorp of WA(1)  35.58     19.16     41.09    45.69        NM   -3.57  -11.30        NM  13.65    24.77
KFBI  Klamath First Bancorp of OR     15.55    -11.85     21.78     5.64        NM  -12.07  -12.07     16.77  16.77    35.32

South-East Companies
--------------------
HFNC  HFNC Financial Corp. of NC      13.50     14.50     13.26    -1.05        NM  -34.66  -34.66     18.85  18.85    36.68
ISBF  ISB Financial Corp. of LA(1)    50.54     -5.99     65.98    71.21     -2.01   -5.29  -19.66     10.21  10.21    20.04

Western Companies (Excl CA)
---------------------------
FFBA  First Colorado Bancorp of Co     0.60    -10.45      4.44     3.82     14.14  -20.34  -20.47     11.43  11.59    22.14

(1) Financial information is for the quarter ending March 31, 1997.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.7

     While both the Bank and the Peer Group have relied on deposits as the primary source of funds, the Peer Group on average has utilized borrowings to a greater extent as reflected in the current deposits to assets ratios of 81.0 percent and 67.3 percent, respectively, and borrowings to assets ratios of 9.0 percent and 15.3 percent, respectively. Total interest-bearing liabilities ("IBL") maintained by the Bank and the Peer Group equaled 90.0 percent and 82.6 percent, respectively, with the Peer Group's lower ratio attributable to its higher capital ratio. On a pro forma basis, the Bank's IBL ratio is expected to decline as a result of the Bank's enhanced capital base and potential deposit withdrawals to fund stock purchases.

     The growth rate section of Table 3.2 shows growth rates for key balance sheet items. The growth rates for the Bank are for the nine months ended June 30, 1997 (annualized), while growth rates for the Peer Group are for the latest trailing twelve months available. The Bank reported an increase in assets of
7.54 percent since September 30, 1996, while the Peer Group reported asset growth equal to 17.78 percent. The Bank's balance sheet expansion occurred relatively equally in the areas of loans receivable and cash and investments, while the Peer Group funded loan portfolio growth with cash and investments. Asset growth was support by growth in deposits, borrowings and equity. The Peer Group funded asset growth through a combination of deposits and borrowings. The Bank reported a strong growth in equity while the Peer Group's capital ratio declined due to stock repurchases and dividends.


Income and Expense Components
-----------------------------

     For the twelve months ended June 30, 1997, the Bank's net income amounted to 0.94 percent of average assets, above the 0.88 percent average return posted by the Peer Group (see Table 3.3). Net interest income was the primary component of the Bank's and the Peer Group's earnings. The ratio of net interest income was similar for the Bank and Peer Group, 3.57 and 3.61 percent of average assets, respectively, with Harbor Federal reporting higher levels of both interest income and interest expense. The Bank's interest income was supported by higher overall yields earned on the loan portfolio (as shown in the "yields, costs, and spreads section of Table 3.3). Interest expense was elevated for Harbor Federal, in part due to the higher ratio of interest-bearing liabilities as a percent of assets. The Bank's cost of funds was slightly less than the Peer Group average (4.56 percent versus 4.61 percent). The reinvestment of the net conversion proceeds may serve to initially dilute the Bank's asset yields due to current market rates on short- to intermediate-term investment securities but the net interest margin should increase with an increase in the IEA/IBL ratio.

RP Financial, LC.
Page 3.8

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 3.3
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 1997

                                                   Net Interest Income                    Other Income               G&A/Other Exp.
                                             ------------------------------           -------------------          -----------------
                                                                     Loss      NII                          Total
                                       Net                          Provis.   After   Loan  R.E.    Other   Other    G&A    Goodwill
                                     Income  Income  Expense   NII  on IEA   Provis.  Fees  Oper.  Income  Income  Expense   Amort.
                                     ------  ------  -------   ---  -------  -------  ----  -----  ------  ------  -------  --------
Harbor Florida Bancorp of FL
----------------------------
  June 30, 1997                       0.94    7.61     4.03   3.57    0.05     3.52   0.00   0.00   0.33    0.33     1.84     0.06

SAIF-Insured Thrifts                  0.66    7.38     4.09   3.29    0.14     3.15   0.12   0.01   0.30    0.42     2.22     0.02
Comparable Group Average              0.88    7.27     3.66   3.61    0.08     3.53   0.07   0.01   0.18    0.25     1.98     0.03
  Mid-Atlantic Companies              0.94    7.09     3.28   3.81    0.10     3.71   0.09   0.01   0.13    0.24     1.96     0.04
  North-West Companies                0.93    7.50     4.07   3.43    0.11     3.33   0.05   0.00   0.12    0.17     1.81     0.02
  South-East Companies                0.77    7.56     3.96   3.60    0.02     3.58   0.05   0.00   0.28    0.32     2.16     0.05
  Other Comparative Companies         0.79    7.18     3.90   3.29    0.08     3.21   0.04   0.01   0.24    0.00     1.99     0.01

Comparable Group
----------------

Florida Companies
-----------------
FFLC  FFLC Bancorp of Leesburg FL     0.70    7.30     3.91   3.39    0.06     3.33   0.09   0.00   0.15    0.24     1.98     0.00

Mid-Atlantic Companies
----------------------
DIME  Dime Community Bancorp of NY    0.96    6.98     3.26   3.72    0.33     3.39   0.05  -0.04   0.19    0.20     1.78     0.19
FFIC  Flushing Fin. Corp. of NY       0.93    7.44     3.61   3.83    0.02     3.80   0.06  -0.03   0.15    0.18     2.23     0.00
GAF   GA Financial Corp. of PA        0.99    7.21     3.34   3.87    0.05     3.82   0.00   0.00   0.27    0.27     2.29     0.01
JSB   JSB Financial, Inc. of NY       1.80    7.04     2.60   4.44    0.04     4.40   0.20   0.11   0.03    0.34     1.83     0.00
OCFC  Ocean Fin. Corp. of NJ          0.03    6.77     3.57   3.20    0.07     3.13   0.14   0.03   0.03    0.20     1.68     0.00

North-West Companies
--------------------
FWWB  First Savings Bancorp of WA(1)  1.05    7.58     4.10   3.48    0.16     3.32   0.09   0.00   0.19    0.28     2.15     0.04
KFBI  Klamath First Bancorp of OR     0.81    7.42     4.03   3.38    0.05     3.33   0.00   0.01   0.06    0.06     1.47     0.00

South-East Companies
--------------------
HFNC  HFNC Financial Corp. of NC      0.86    7.64     4.05   3.59   -0.01     3.60   0.00  -0.01   0.14    0.13     1.84     0.00
ISBF  ISB Financial Corp. of LA(1)    0.69    7.48     3.88   3.60    0.04     3.56   0.10   0.00   0.41    0.51     2.48     0.10

Western Companies (Excl CA)
---------------------------
FFBA  First Colorado Bancorp of Co    0.89    7.07     3.88   3.19    0.09     3.09   0.00   0.01   0.34    0.35     2.01     0.02

RP Financial, LC.
Page 3.8 (continued)

                             Table 3.3 (Continued)

                                      Non-Op. Items    Yields, Costs, and Spreads
                                     --------------  -----------------------------
                                                                                      MEMO:     MEMO:
                                      Net   Extrao.    Yield      Cost    Yld-Cost   Assets/  Effective
                                     Gains   Items   On Assets  Of Funds   Spread   FTE Emp.   Tax Rate
                                     -----  -------  ---------  --------  --------  --------  ---------
Harbor Florida Bancorp of FL
----------------------------
  June 30, 1997                      -0.41    0.00      7.93      4.56      3.37      3,511     39.14

SAIF-Insured Thrifts                 -0.32    0.00      7.41      4.65      2.76      4,288     36.94
Comparable Group Average             -0.34    0.00      7.50      4.61      2.89      4,809     44.45
  Mid-Atlantic Companies             -0.38    0.00      7.35      4.12      3.23      4,757     53.10
  North-West Companies               -0.27    0.00      7.69      5.35      2.34      5,010     35.01
  South-East Companies               -0.42    0.00      7.82      5.05      2.77      5,423     38.82
  Other Comparative Companies        -0.23    0.00      7.37      4.66      2.71      4,126     37.89

Comparable Group
----------------

Florida Companies
-----------------
FFLC  FFLC Bancorp of Leesburg FL    -0.47    0.00      7.47      4.66      2.81      3,097     38.02

Mid-Atlantic Companies
----------------------
DIME  Dime Community Bancorp of NY   -0.11    0.00      7.32      4.10      3.22      5,303     39.30
FFIC  Flushing Fin. Corp. of NY      -0.06    0.00      7.66      4.41      3.25      4,943     47.83
GAF   GA Financial Corp. of PA       -0.42    0.00      7.52      4.19      3.33      3,712     45.05
JSB   JSB Financial, Inc. of NY       0.14    0.00      7.26      3.46      3.80      3,504     41.30
OCFC  Ocean Fin. Corp. of NJ         -1.46    0.01      6.99      4.45      2.54      6,324     92.02

North-West Companies
--------------------
FWWB  First Savings Bancorp of WA(1)  0.08    0.00      7.82      5.40      2.42      3,463     29.64
KFBI  Klamath First Bancorp of OR    -0.63    0.00      7.55      5.29      2.26      6,558     40.38

South-East Companies
--------------------
HFNC  HFNC Financial Corp. of NC     -0.49    0.00      7.85      5.49      2.36      7,163     38.50
ISBF  ISB Financial Corp. of LA(1)   -0.36    0.00      7.80      4.61      3.19      3,682     39.14

Western Companies (Excl CA)
---------------------------
FFBA  First Colorado Bancorp of Co    0.02    0.00      7.27      4.66      2.61      5,155     37.77

(1) Financial information is for the quarter ending March 31, 1997.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.8a

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                             Core Earnings Analysis
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 1997

                                                                                         Estimated
                                       Net Income   Less: Net   Tax Effect  Less: Extd  Core Income          Estimated
                                        to Common  Gains(Loss)     @ 34%       Items     to Common   Shares   Core EPS
                                       ----------  -----------  ----------  ----------  -----------  ------  ---------
                                         ($000)       ($000)      ($000)      ($000)      ($000)     ($000)     ($)
Comparable Group
----------------
DIME  Dime Community Bancorp of NY       12,316       1,404         -477          0        13,243    13,093     1.01
FFLC  FFLC Bancorp of Leesburg FL         2,452       1,655         -563          0         3,544     2,318     1.53
FFBA  First Colorado Bancorp of Co       13,452        -251           85          0        13,286    16,561     0.80
FWWB  First Savings Bancorp of WA(1)      9,314        -701          238          0         8,851    10,519     0.84
FFIC  Flushing Fin. Corp. of NY           7,414         512         -174          0         7,752     7,979     0.97
GAF   GA Financial Corp. of PA            6,373       2,681         -912          0         8,142     7,985     1.02
HFNC  HFNC Financial Corp. of NC          7,363       4,158       -1,414          0        10,107    17,192     0.59
ISBF  ISB Financial Corp. of LA(1)        5,294       2,808         -955          0         7,147     6,901     1.04
JSB   JSB Financial, Inc. of NY          27,406      -2,062          701          0        26,045     9,845     2.65
KFBI  Klamath First Bancorp of OR         5,494       4,252       -1,446          0         8,300    10,019     0.83
OCFC  Ocean Fin. Corp. of NJ                357      19,085       -6,489       -165        12,788     8,606     1.49

(1) Financial information is for the quarter ending March 31, 1997.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.9

     In another key area of core earnings strength, the Bank operates with a lower operating expense ratio than the Peer Group (1.90 percent versus 2.01 percent of assets for the Peer Group), including intangibles amortization. The Bank has been able to increase its asset size and overall operations in recent years without commensurate increases in operating costs, as shown by the Bank's lower assets per employee ratio relative to the Peer Group median ($3.511 million and $4.809 million, respectively). Going forward, Harbor Federal's operating expenses will be subject to increase related to operations as a publicly-held company, stock plan expenses and continued expected growth in operations.

     Non-interest operating income made a higher contribution to the Bank's earnings. For the trailing twelve months ended June 30, 1997, the Bank and Peer Group recorded non-interest operating income of 0.33 percent and 0.25 percent of average assets. These levels are less than the industry average, indicating a lower level of earnings diversification for the Bank and Peer Group. Going forward, the Bank anticipates that non-interest operating income will continue to contribute similar levels to overall revenues.

     When viewed together, net interest income, other operating income and operating expenses provide insight into an institution's earnings strength, since those sources of income and expense are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, the Bank's efficiency ratio of 48.72 percent compares more favorably to the Peer Group's ratio of 52.07. Both figures are below industry averages and reflect relatively efficient operations.

     During the most recent fiscal year, Harbor Federal recorded non-operating expense of 0.41 percent of average assets, while the Peer Group as a whole recorded net non-operating expense of 0.34 percent of average assets. Like Harbor Federal, most of the Peer Group companies were affected by the SAIF assessment charge to income during the quarter ended September 30, 1996. The Bank recorded non-operating income in the form of gains on the sale of interest-earning assets. Loan loss provisions for the Peer Group and Harbor Federal were similar at 0.05 and 0.08 percent of average assets, respectively.


Loan Composition
----------------

     Table 3.4 presents data related to the loan composition of the Bank and the Peer Group. Harbor Federal exhibited a greater emphasis on residential lending than the Bank, with 1-4 family permanent mortgage loans and MBS accounting for
76.53 percent and 72.82 percent of the Bank's and Peer Group's total loan and MBS portfolios, respectively. Similar to the Bank, most of the Peer Group members are not active sellers of loans in the secondary market with servicing retained and maintaining minimal balances of loans serviced for others.

RP Financial, LC.
Page 3.10

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 3.4
               Loan Portfolio Composition and Related Information
                         Comparable Institution Analysis
                               As of June 30, 1997

                                      Portfolio Composition as a Percent of MBS and Loans
                                      ---------------------------------------------------
                                               1-4   Constr.   5+Unit  Commerc.             RWA/    Serviced   Servicing
Institution                            MBS   Family  & Land   Comm RE  Business  Consumer  Assets  For Others    Assets
-----------                            ---   ------  -------  -------  --------  --------  ------  ----------  ---------
                                       (%)     (%)     (%)      (%)       (%)       (%)      (%)     ($000)      ($000)
Harbor Florida Bancorp of FL          15.36   61.17    7.19     6.62      1.12     8.54     51.96     60,971         0

SAIF-Insured Thrifts                  15.11   61.77    5.27    11.76      6.53     1.69     51.96    378,867     2,656
Comparable Group Average              17.01   55.81    3.76    19.45      4.29     0.88     49.49     60,029       232

Comparable Group
----------------

DIME  Dime Community Bancorp of NY    25.75   28.33    0.03    45.62      0.66     0.00     50.39     69,648        31
FFLC  FFLC Bancorp of Leesburg FL     13.07   74.31    7.60     5.02      3.27     0.18     48.33      1,446         0
FFBA  First Colorado Bancorp of Co     9.80   71.27    3.23    11.72      5.36     0.03     53.22    139,490       513
FWWB  First Savings Bancorp of WA(1)   6.05   59.08    8.56    16.32      3.57     2.87     58.93    208,359       354
FFIC  Flushing Fin. Corp. of NY       28.62   43.85    0.00    27.49      0.32     0.00     44.46     45,423         0
GAF   GA Financial Corp. of PA        43.29   43.72    0.98     3.02      9.59     0.05     34.98          0         0
HFNC  HFNC Financial Corp. of NC       9.31   72.03   13.83     7.72      3.60     0.39     52.63     30,852         0
ISBF  ISB Financial Corp. of LA(1)     5.51   65.55    2.94     4.81     15.21     5.98     54.13        102         0
JSB   JSB Financial, Inc. of NY        0.72    9.39    0.28    86.54      3.39     0.16     62.41     15,229         0
KFBI  Klamath First Bancorp of OR     11.33   83.53    2.88     4.15      0.73     0.01     45.21      1,069         0
OCFC  Ocean Fin. Corp. of NJ          33.70   62.81    1.02     1.56      1.46     0.00     39.66    148,698     1,658

(1) Financial information is for the quarter ending March 31, 1997.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.11

     Harbor Federal's loan portfolio exhibited lower diversification into higher risk weight loans than the Peer Group's loan portfolio. The Bank's loan portfolio was diversified into consumer, construction/land and commercial real estate loans relatively equally, with only a minor level of commercial business loans. The Peer Group's loan portfolio diversification was primarily in the area of commercial real estate, with lower levels of commercial business and construction/land loans. Overall, however, the Peer Group's loan portfolio diversification was above that of the Bank. The Bank's risk-weighted assets ratio was higher than the Peer Group, measured at 52.0 and 49.5 percent, respectively.


Credit Risk
-----------

     Harbor Federal's credit risk exposure appears to be lower than the Peer Group's based on the Bank's higher reserve coverage ratios and lower level of non-accruing loans as a percent of total loans along with a similar level of risk-weighted assets. As shown in Table 3.5, as of June 30, 1997, the Bank recorded NPAs of 0.46 percent of assets, comparable to the Peer Group average of
0.44 percent, but maintained a lower ratio of non-performing loans ("NPLs") to loans of 0.27 percent versus 0.62 percent for the Peer Group. The Bank reported a higher level of REO. The Bank maintained a higher level of loss reserves as a percent of loans receivable (1.40 percent versus 0.77 percent for the Peer Group), and higher ratios of reserves as a percent of NPLs and total NPAs.


Interest Rate Risk
------------------

     Table 3.6 reflects the relative interest rate risk exposure of Harbor Federal and the Peer Group. The Bank's lower capital level was the key factor contributing to its lower IEA/IBL ratio relative to the Peer Group (108.4 percent versus 117.7 percent, respectively). The Bank's lower capital and IEA/IBL ratios increases its funding costs relative to the Peer Group. However, the Bank's capital ratio and IEA/IBL ratio will increase on a post-conversion basis. The Bank maintained a lower ratio of non-interest earning assets, which is favorable from an interest rate risk perspective as it increases the proportion of assets repricing upward in a rising rate environment.

     In the absence of available or comparable gap and rate shock analyses for the Peer Group, the change in the quarterly net interest income ratio to average assets for the Bank and the Peer Group has been examined in relation to the change in market interest rates. As shown in Table 3.6, the Bank's net interest margin has recently shown more sensitivity to changing market interest rates than the Peer Group's average net interest margin. On a pro forma basis, the Bank's higher capital position and reinvestment of proceeds in short- to intermediate-term securities can be expected to lower exposure to changes in interest rates.

RP Financial, LC.
Page 3.12

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 3.5
                  Credit Risk Measures and Related Information
                         Comparable Institution Analysis
                As of June 30, 1997 or Most Recent Date Available

                                              NPAs &                            Rsrves/
                                       REO/   90+Del/  NPLs/  Rsrves/  Rsrves/  NPAs &    Net Loan  NLCs/
Institution                           Assets  Assets   Loans   Loans    NPLs    90+Del   Chargoffs  Loans
-----------                           ------  -------  -----  -------  -------  -------  ---------  -----
                                        (%)     (%)     (%)     (%)      (%)      (%)      ($000)    (%)
Harbor Florida Bancorp of FL           0.26     0.46    0.27    1.40    512.26   222.68     470      0.06

SAIF-Insured Thrifts                   0.28     0.79    0.85    0.81    175.34   130.33     397      0.16
Comparable Group Average               0.13     0.44    0.62    0.77    177.63   139.29      73      0.03

Comparable Group
----------------

DIME  Dime Community Bancorp of NY     0.13     0.73    1.05    1.43    136.45   112.22     209      0.12
FFLC  FFLC Bancorp of Leesburg FL      0.09     0.19    0.18    0.44    241.01   163.65       0      0.00
FFBA  First Colorado Bancorp of Co     0.08     0.23    0.20    0.38    191.75   121.82     170      0.06
FWWB  First Savings Bancorp of WA(1)   0.11     0.30    0.27    0.97    366.82   215.39     148      0.09
FFIC  Flushing Fin. Corp. of NY        0.03     0.29    0.46    1.15    252.00   223.21      64      0.06
GAF   GA Financial Corp. of PA         0.00     0.12    0.32    0.43    132.49   132.49       6     -0.02
HFNC  HFNC Financial Corp. of NC       0.10     0.87    1.05    1.14    109.34    97.22      32      0.02
ISBF  ISB Financial Corp. of LA(1)     0.06       NA      NA    0.80        NA       NA      72     -0.03
JSB   JSB Financial, Inc. of NY        0.75     1.08    1.62    0.62     38.43    33.97      23      0.01
KFBI  Klamath First Bancorp of OR      0.00     0.08    0.11    0.23    213.23   213.23       2      0.00
OCFC  Ocean Fin. Corp. of NJ           0.09     0.55    0.91    0.87     94.78    79.68      72      0.04

(1) Financial information is for the quarter ending March 31, 1997.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.13

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 3.6
         Interest Rate Risk Measures and Net Interest Income Volatility
                         Comparable Institution Analysis
                As of June 30, 1997 or Most Recent Date Available

                                       Balance Sheet Measures
                                      ------------------------
                                                     Non-Earn.             Quarterly Change in Net Interest Income
                                      Equity/  IEA/   Assets/    ----------------------------------------------------------
Institution                           Assets   IBL    Assets     06/30/97  03/31/97  12/31/96  09/30/96  06/30/96  03/31/96
-----------                           ------  -----  ---------   --------  --------  --------  --------  --------  --------
                                        (%)    (%)      (%)     (change in net interest income is annualized in basis points)
Harbor Florida Bancorp of FL            8.1   108.4     2.4         14         5         6        21         0         0

SAIF-Insured Thrifts                   12.3   113.3     3.3          0         0         0        -1         8         7
Comparable Group Average               15.4   117.7     3.0        -11        -5        -5        14         9        16

Comparable Group
----------------

DIME  Dime Community Bancorp of NY     12.5   113.8     4.6        -10         3        46        96        NA        NA
FFLC  FFLC Bancorp of Leesburg FL      13.5   114.2     2.1         -9         4         0         6         2        15
FFBA  First Colorado Bancorp of Co     12.8   114.2     2.6         -3         9         2       -13        16        55
FWWB  First Savings Bancorp of WA(1)   13.6   115.9     3.6         NA        -6        -5        27       -17         4
FFIC  Flushing Fin. Corp. of NY        15.5   117.2     2.4         -5        -1         0         9         4        48
GAF   GA Financial Corp. of PA         15.0   117.4     1.8        -18       -14       -34        -3        NA         9
HFNC  HFNC Financial Corp. of NC       18.0   120.9     2.6        -49        -6       -18       -28        57        NA
ISBF  ISB Financial Corp. of LA(1)     10.3   109.0     5.2         NA       -21        -7         1        15        -1
JSB   JSB Financial, Inc. of NY        22.9   131.2     2.9          1         1         0         4         7         2
KFBI  Klamath First Bancorp of OR      19.5   124.7     2.0         -3        -7       -20        -8        -1         8
OCFC  Ocean Fin. Corp. of NJ           16.3   116.7     3.0         -8       -16       -13        59        -5         1

(1)  Financial information is for the quarter ending March 31, 1997.

NA = Change is greater than 100 basis points during the quarter.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.14


Summary
-------

     Based on the above analysis and the criteria employed by in the Peer Group selection process, the Peer Group appears to form a reasonable basis for determining the pro forma market value of the Bank, subject to the adjustments noted in the following section.

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS

Introduction
------------

     This chapter presents the valuation analysis, prepared pursuant to the approved valuation methodology promulgated by the OTS, and valuation factors used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the conversion of the MHC. The MHC is merging with and into Harbor Florida pursuant to the Plan. The pro forma valuation methodology has been modified to reflect the unique characteristics of the conversion of the MHC, specifically the fact that Harbor Florida will be selling only a partial ownership interest in the Subscription and Community offerings, instead of a 100 percent ownership interest as would be the case in a standard conversion.


Appraisal Guidelines
--------------------

     The OTS appraisal guidelines, originally released in October 1983, specify the methodology for estimating the pro forma market value of an institution. The methodology included: (1) selection of a peer group of comparable seasoned publicly-traded institutions whose pricing is not distorted due to a variety of factors; (2) a fundamental analysis of the subject company to the peer group; and (3) a pro forma valuation analysis of the subject company based on the market pricing of the peer group as of the date of valuation. The amended valuation guidelines also limit the amount of a new issue discount which may be incorporated into the valuation and thereby curtail the potential price appreciation in the after-market.

     RP Financial's valuation analysis complies with the October 1983 OTS appraisal guidelines as revised on October 21, 1994, incorporating a "fundamental analysis" relative to the Peer Group and a "technical analysis" of final conversion pricing and trading levels of recently completed conversions (given the emphasis of limiting after-market appreciation). It should be noted that such analysis cannot possibly fully account for all the market forces which impact after-market trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Holding Company's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending initial and second step conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur during

RP Financial, LC.
Page 4.2

the conversion process, RP Financial will prepare updated valuation reports reflecting such changes and their related impact on value, if any, over the course of the conversion process. RP Financial will also prepare a final valuation update at the closing of the conversion offering to determine if the preliminary range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability), may materially impact the market value of all savings institution stocks, including the Bank's, or the Bank's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.


Valuation Analysis
------------------

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize such differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the issue, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for savings institution stocks, and in particular new issues, including second step conversions, to assess the impact on value of Harbor Federal coming to market at this time.

1.   Financial Condition
     -------------------

     The financial strength of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's financial strength can be summarized as follows:

     o Overall A/L Composition. Permanent residential mortgage loans funded by retail deposits were the primary components of both Harbor Federal's and the Peer Group's balance sheets. The Bank maintains a higher proportion of overall loans receivable than the Peer Group, offset by a lower level of cash and investments and investment in MBS. Harbor Federal reported a lower level of diversification into higher credit risk types of loans relative to the Peer Group, and the Bank intends to continue loan portfolio diversification. The Peer Group

RP Financial, LC.
Page 4.3

          relied on borrowed funds to a greater extent than the Bank, although retail deposits comprised the major portion of the respective funding needs.

     o Credit Risk. Harbor Federal maintains a comparable level of NPAs/assets, a lower level of NPLs/loans, a lower credit risk profile and a similar risk-weighted assets ratio. The Bank has a higher loans/assets ratio and higher reserve coverage ratios than the Peer Group.

     o Liquidity. Harbor Federal maintained a lower level of cash and investments and MBS than the Peer Group. The Bank's proportion of cash and investments is likely to initially increase on a pro forma basis. Borrowings were utilized to a higher degree by the Peer Group, and both maintain ample borrowings capacity. A majority of the Bank's loans meet secondary market standards for sale. Overall, Harbor Federal appears to have similar balance sheet liquidity as the Peer Group.

     o Capital. While the Bank maintains a lower capital position in relation to the Peer Group, following the infusion of conversion proceeds, the Bank's capital position is expected to exceed the Peer Group average. As a result, the Bank is expected to have more leverage capacity than the Peer Group. The Bank's pro forma return on equity ("ROE") is not expected to exceed the Peer Group average due to lower profitability.

     On balance, no adjustment was deemed necessary for financial condition.

2.   Profitability, Growth and Viability of Earnings
     -----------------------------------------------

     Earnings are an important factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings are typically heavily factored into an investment decision. The historical income statements of Harbor Federal and the Peer Group were generally reflective of traditional savings institution operating strategies, with net interest income and operating expenses being the major determinants of their respective core earnings. The specific factors considered in the valuation include:

     o Reported Earnings. The Bank reported net income of 0.94 percent of average assets for the most recent twelve month period versus earnings of 0.88 percent for the Peer Group. The differential in reported earnings is due in part to the Bank's lower operating expenses and higher non-interest income.

     o Core Earnings. The Bank maintains a favorable core earnings posture relative to the Peer Group, as although both the Bank and Peer Group's earnings were affected by the payment of the SAIF assessment fee in the September 30, 1996 period, the Bank operated with a lower level of operating expense and a favorable level of non-interest operating income than the Peer Group, along with a lower effective tax rate. While redeployment of conversion proceeds into interest-earning assets should enhance Harbor Federal's net interest income, operating expenses for the Bank are expected to increase as well. On a pro forma basis, Harbor Federal's core profitability is expected to exceed that of the Peer Group.

RP Financial, LC.
Page 4.4

     o Interest Rate Risk. Harbor Federal's NPV analysis measures indicated moderate exposure to rising interest rates. Although gap data was not available for the Peer Group, other analyses indicated a comparable advantage for the Peer Group. The pro forma increase in the IEA/IBL ratio can be expected to reduce the Bank's interest rate risk exposure.

     o Credit Risk. Loss provisions had a lower impact on the earnings of the Bank in comparison to the Peer Group. In terms of credit quality related losses, the Bank maintained higher reserve coverage ratios as a percent of loans receivable, non-accruing loans and total NPAs. The Bank's less diversified loan portfolio indicates a lower level of credit risk than the Peer Group, which lessens earnings volatility relative to the Peer Group.

     o Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. Harbor Federal's current loan portfolio is higher than the Peer Group's as a percent of assets, making additional gains in earning asset yields difficult without added credit risk. Although the higher expected pro forma capital position is expected to enable the Bank to continue on a growth pattern, expectations that operating expenses will increase at a higher rate than assets in the future and the uncertain cost of acquiring new deposit funds for lending result in the Bank's earnings appearing to have less upside potential than the Peer Group.

     o Return on Equity. On a pro forma basis the Bank's pro forma return on equity will be lower to the Peer Group average, as the pro forma profitability is measured against a comparatively higher capital position.

     Overall, RP Financial made a slight downward adjustment for profitability, growth and viability of earnings.

3.   Asset Growth
     ------------

     The Bank's asset growth in recent periods, which has been achieved through growth in deposits in the existing market area and through borrowed funds, has been less favorable than the Peer Group's. The Bank intends to continue to grow in future periods, and is expected to have adequate capital post-conversion to support such growth, although the competitive nature of the market area provides uncertainty as to the cost of raising additional deposits. In total, the Peer Group also operates in competitive markets and faces many of the same factors as the Bank in raising deposits. We concluded that no adjustment was warranted for the Bank's asset growth potential.

4.   Primary Market Area
     -------------------

     The general condition of a financial institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Summary demographic and deposit market share data for the Bank and the Peer Group is included in Table 4.1. The Bank's headquarter's county of St. Lucie along the Atlantic Coast is an urban and rural market that has been experiencing increases in population and households in recent years, while the Peer Group companies operate

RP Financial, LC.
Page 4.5

                                    Table 4.1
                   Peer Group Market Area Comparative Analysis

                                                                                                     Per Capita Income
                                                 Population   Proj.                                  -----------------  Deposit
                                                ------------  Pop.    1990-97  1997-2002                      % State    Market
Institution                        County        1990   1997  2002   % Change   % Change  Median Age  Amount  Average   Share(1)
-----------                        ------        ----   ----  -----  --------  ---------  ----------  ------  -------   --------
                                                (000)  (000)
JSB Financial, Inc. of NY          Nassau       1,287  1,304  1,316     1.3%      0.9%       37.8     25,933    98.7%      1.0%
First Colorado Bancorp of CO       Jefferson      438    500    543    14.1%      8.5%       35.9     28,823   114.4%      8.8%
Ocean Financial Corp. of NJ        Ocean          433    482    516    11.3%      7.0%       39.6     19,900    82.3%     11.4%
Dime Community Bancorp of NY       Kings        2,301  2,268  2,246    -1.4%     -1.0%       32.5     14,742    79.7%      2.0%
First Savings Bancorp of WA        Walla Walla     48     54     58    11.2%      6.9%       35.0     14,165    81.2%     23.4%
ISB Financial Corp. of LA          Iberia          68     72     75     5.7%      3.7%       31.3     11,011    83.9%     38.7%
HFNC Financial Corp. of NC         Mecklenburg    511    614    685    20.1%     11.5%       34.3     23,061   131.7%      3.6%
Flushing Financial Corp. of NY     Queens       1,952  1,987  2,011     1.8%      1.2%       36.5     17,607    95.2%      1.2%
GA Financial Corp. of PA           Allegheny    1,336  1,286  1,252    -3.8%     -2.6%       38.8     18,708   103.9%      1.4%
Klamath First Bancorp of OR        Klamath         58     63     67    10.0%      6.3%       36.7     13,879    81.9%     45.5%
FFLC Bancorp of Leesburg FL        Lake           152    192    220    26.5%     14.4%       45.0     14,942    86.7%     11.2%
                                                -----  -----  -----    ----      ----        ----    -------   -----      ----
                                   Averages:      780    802    817     8.8%      5.2%       36.7     18,434    94.5%     13.5%
                                   Medians:       438    500    543    10.0%      6.3%       36.5     17,607    86.7%      8.8%

Harbor Federal Savings Bank of FL  St. Lucie      150    178    198    18.8%     10.9%       38.9    $16,845    97.7%     19.0%

(1) Total institution deposits in headquarters county as percent of total county deposits, excluding Credit Unions.

Sources: CACI, Inc, SNL Securities

RP Financial, LC.
Page 4.6

on average in larger but slower growing markets. The per capita income in the Bank's market is below the average of the primary markets of the Peer Group members and the median age in Harbor Federal's market is higher. The Bank's share of market area deposits is higher than the average position of the Peer Group institutions in their headquarters counties, which indicates that the ability of the Bank to increase deposits and market share in the headquarters county may be difficult. On balance, RP Financial concluded that a slight upward adjustment was warranted for market area.

5.   Dividends
     ---------

     As stated in the Holding Company's offering circular, the Holding Company intends to implement a cash dividend policy during the first full quarter following consummation of the conversion at the same annual rate as is currently paid on the Public Shares adjusted for the Distribution Exchange Ratio. The annual dividend rate, based on the midpoint valuation is an estimated $0.32 on an estimated $10.00 share price, to be paid quarterly. The ability to pay a dividend will be based on numerous factors including growth objectives, financial condition, the amount of net proceeds retained by the Holding Company in the conversion, investment opportunities available to the Holding Company and the Bank, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     Historically, savings institutions typically have not established dividend policies at the time of their conversion to stock ownership. Newly converted institutions, in general, have preferred to gain market seasoning, establish an earnings track record and more fully invest the conversion proceeds before establishing a dividend policy. However, during the late 1980s and early 1990s, with negative publicity surrounding savings institutions, there was a tendency for more institutions to initiate moderate dividend policies concurrent with their conversion as a means of increasing the attractiveness of the stock offering. Today, fewer institutions are compelled to initially establish dividend policies at the time of their conversion offering to increase the attractiveness of the stock issue as: (1) industry profitability has improved,
(2) the number of problem thrift institutions has declined, and (3) the stock market cycle for thrift stocks is generally more favorable than in the early 1990s. At the same time, with ROE ratios under pressure, due to high equity levels, well-capitalized institutions are subject to increased competitive pressures to offer dividends and a number of institutions have instituted special dividends.

     As publicly-traded savings institution's capital levels and profitability have improved and as weakened institutions have been resolved, the proportion of institutions with cash dividend policies has increased. Ten of the eleven institutions in the Peer Group presently pay regular cash dividends, with implied dividend yields ranging from 1.08 percent to 2.95 percent. The average dividend yield on the stocks of the Peer Group institutions was 1.75 percent as of September 19, 1997, representing an average earnings payout ratio of 39.52

RP Financial, LC.
Page 4.7

percent. As of September 19, 1997, approximately 84 percent of all SAIF-insured savings institutions had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.92 percent and an average payout ratio of 41.90 percent. The dividend paying institutions generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends, which supports a market pricing premium on average relative to non-dividend paying institutions.

     The Holding Company's ability following the completion of the conversion to pay a dividend would appear to be similar relative to the Peer Group based on higher pro forma capital and earnings. The Company's stated intention to implement a dividend shortly after completion of the conversion is a favorable comparison to the Peer Group companies and thus no adjustment is warranted for this valuation factor.

6.   Liquidity of the Shares
     -----------------------

     The Peer Group is by definition composed of companies that are traded in the public markets, all of which trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $73.0 million to $467.6 million as of September 19, 1997, with an average market value of $240.9 million. The shares outstanding of the Peer Group members ranged from 2.3 million to 17.2 million, with average shares outstanding of approximately 10.1 million. The Bank's pro forma market value is expected to be similar to the comparative Peer Group averages, and shares outstanding will also be similar. The Bank's stock is expected to be listed on the NASDAQ National Market System, and accordingly, we anticipate the liquidity of the Bank's shares will be similar to that of the Peer Group on average, and thus there has been no valuation adjustment applied for this factor.

7.   Marketing of the Issue
     ----------------------

     We believe that five separate markets exists for savings institution stocks coming to market such as Harbor Federal: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE and dividends; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of a stock trading history and reporting quarterly operating results as a publicly-held company;
(C) the market for second step conversions by MHCs; (D) the acquisition market for savings institution franchises in Florida; and (E) the market for the public stock of Harbor Federal. All of these markets were considered in the valuation of the Bank's second step conversion.

RP Financial, LC.
Page 4.8

A.   Public Market
     -------------

     The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

     In terms of assessing general stock market conditions, the stock market has generally trended higher over the past year. The stock market rose in early-September 1996, as investors reacted positively to the inflation data contained in the August employment report. Oil stocks sustained the upward trend in the stock market in early-September 1996, as renewed tension between the U.S. and Iraq pushed crude oil prices to their highest level in five years. Both bond and stock prices surged higher as most of the economic data for August 1996 indicated that the economy was slowing down and investors became more optimistic that the Federal Reserve would not raise interest rates in September 1996.

     The Federal Reserve's decision not to raise interest rates at its September 1996 meeting, and generally healthy third quarter earnings results sustained the upward momentum in the stock market during the beginning of the fourth quarter. Favorable inflation data and lower interest rates further spurred the upward trend in the stock market prior to the election. Investors were cheered by the "status quo" election results, as stocks rallied strongly immediately following the election with the DJIA posting ten consecutive advances through mid-November. Economic stability and a rising bond market sustained the stock market rally through the end of November. For the entire month of November, the DJIA increased 492.3 points, or 8.2 percent. Following the rapid rise in the stock market during November, stocks retreated during the first half of December. Profit taking, concern about speculative excesses in the stock market and higher interest rates all contributed to the decline in the stock market.

     The stock market resumed an upward trend during the end of 1996 and the first three weeks of 1997, with the DJIA establishing several new highs in the process. Factors contributing to the rally in the stock market included the Federal Reserve's decision to leave rates unchanged at its December meeting, economic data which reflected moderate growth and low inflation, and favorable fourth quarter earnings particularly in the technology sector. However, a disappointing fourth quarter earnings report by IBM ignited a sell-off in the stock market in late-January. Higher interest rates extended the downturn, as the 30-year bond approached 7.0 percent at the end of January. A high degree of market volatility was evident throughout most of February 1997, reflecting concern over speculative excesses in the stock market; particularly, as the DJIA

RP Financial, LC.
Page 4.9

closed above the 7000 mark in mid-February. Profit taking, growing expectations of a correction and comments by the Federal Reserve Chairman pulled the market lower in late-February.

     Following a downturn in late-February 1997, the market recovered in early-March. Despite increasing expectations of an interest rate hike by the Federal Reserve, the Dow Jones Industrial Average ("DJIA") closed to a new record high of 7085.16 on March 11, 1997. However, an upward revision to the January retail sales figure triggered a one day sell-off in stocks and bonds on March 13, 1997, as the stronger than expected growth heightened expectations of an interest rate increase by the Federal Reserve. Unease over higher interest rates, profitability concerns in the technology sector and litigation concerns for tobacco stocks pulled the stock market lower in mid-March. As expected, the Federal Reserve increased the rate on short-term funds by 0.25 percent at its late-March meeting. Following the rate increase, the sell-off in the stock market became more severe amid further signs of an accelerating economy. Stocks bottomed-out on news of a stronger than expected rise in core producer prices for March, with the DJIA closing at 6391.69 on April 11, 1997, or 9.8 percent below its all-time high recorded a month ago.

     Some favorable first quarter earnings reports and news of a possible settlement by tobacco companies to resolve the threat of liability lawsuits provided for a modest recovery in the stock market in mid-April 1997. In late-April, the release of economic data which indicated mild inflationary pressures furthered the rally in bond and stock prices. News of a budget agreement and a favorable ruling for tobacco companies sent the stock market soaring to record highs in early-May. Mixed economic data and the Federal Reserve's decision to leave its target for the federal-funds rate unchanged at its May meeting sustained a positive trend in the stock market through the end of May. Profit worries caused a sell-off in high-technology stocks in early-June, while declining interest rates served to stabilize the broader market. The stock market rose during late June, July and early August based on positive consumer confidence, little sign of inflation with continued low unemployment rates, and continued strong second quarter earnings reports. After reaching an all time high of 8259.31 on August 6, 1997, the DJIA suffered declines of 157 points on August 8, 101 points on August 12, and 247 points on August 15, 1997 to close at 7694.66 as of that date, a decline of 6.8 percent in less than two weeks. Through September 19, 1997, the stock market has followed a fluctuating trend, as the market has reacted to investor fears of inflation, public statements regarding the health of the economy by regional federal reserve bank presidents, and an overall perception that the market had reached excessive levels, leading to certain profit-taking. On September 19, 1997, the DJIA closed at 7917.27, an increase of 34.5 percent from one year ago.

RP Financial, LC.
Page 4.10

     Similar to the overall stock market, the market for thrift stocks has generally been favorable during the past twelve months, as a bullish outlook on the financial institution sector in general served to bolster prices. Thrift stocks settled into a narrow trading range in late-August 1996 and early-September 1996, as higher interest rates dampened interest in the thrift sector. For the balance of September, trading activity in thrift stocks was somewhat mixed. Higher thrift prices were recorded in mid-September, as the yield on the 30-year U.S. Treasury bond briefly dropped below 7.0 percent. However, the rally in financial services stocks faltered in late-September, reflecting renewed fears about higher interest rates and rising bad debt on credit cards.

     Thrift prices generally moved higher during October and November 1996. The upward trend in thrift prices was supported by lower interest rates, with the slow down in economic growth pushing the 30-year U.S. bond rate below 6.5 percent during the second half of November. Investors also reacted positively to the SAIF rescue legislation, in light of the reduction in deposit insurance premiums to be paid by SAIF-insured thrifts following the one time special assessment. Similar to the overall stock market, thrift prices traded lower in early-December. Profit taking and expectations of higher interest rates were factors contributing to the pull back in thrift issues.

     Bullish sentiment for thrift stocks heightened at the beginning of 1997, as investors reacted positively to the favorable inflation data and generally strong fourth quarter earnings. The rally in thrift issues was driven by the large California institutions, reflecting expectations that there would be further consolidation among the large California thrifts. The acquisition speculation for the large California thrifts became a reality in mid-February, as H.F. Ahamanson's unsolicited offer to acquire Great Western Financial sent the SNL Index soaring in mid-February. Stable interest rates and acquisition activity supported higher thrift prices in early-March, with the SNL Index posting a new high of 579.1 on March 11, 1997. Like the stock market in general, the peak in thrift prices was followed by a sharp sell-off in mid-March. In fact, interest-rate sensitive issues were among the sectors hardest hit by the revised January retail sales report, as the 30-year bond approached 7.0 percent. Interest-rate sensitive issues continued to experience selling pressure in late-March and early-April, as signs of a strengthening economy pushed interest rates higher. The sell-off in thrift stocks culminated on April 11, 1997, as interest rates increased sharply on news of the higher than expected rise in core producer prices for March. Thrift prices edged modestly higher in mid-April, reflecting generally favorable first quarter earnings and a slight decline in interest rates following the release of economic data which showed that inflation was low. Favorable inflation data and the budget agreement provided for a more substantial rally in thrift stocks in late-April and early-May, as interest-rate sensitive issues were bolstered by a decline in interest rates. Thrift stocks continued to trend higher through the second and third quarters of 1997, based on the improved interest-rate outlook, consumer confidence and the overall rise in the stock market.

RP Financial, LC.
Page 4.11

The SNL Index for all publicly-traded thrifts closed at 728.8 on September 19, 1997, an increase of 73.0 percent from one year ago.

B.   The New Issue Market
     --------------------

     In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. There was generally strong interest in converting issues during the second half of 1996, as most offerings experienced oversubscriptions. Fewer offerings, more attractive pricing, lower interest rates, and the general positive trend in thrift prices were among the most prominent factors contributing to the investor interest shown for converting thrift issues. The favorable market environment for converting thrift issues has generally been sustained during the first three quarters of 1997 and there has been an increase in the number of conversion offerings completed during the past three months in comparison to previous periods. As shown in Table 4.2, the median one week change in price for offerings completed during the latest three months equaled positive 46.3 percent.

     In examining the current pricing characteristics of institutions completing their conversions during the last three months (see Table 4.3), we note there exists a considerable difference in pricing ratios compared to the universe of all publicly-traded thrifts. Specifically, the current average P/B ratio of the conversions completed in the most recent three month period of 119.82 percent reflects a discount of 20.91 percent from the average P/B ratio of all publicly-traded savings institutions (equal to 151.49 percent), and the average core P/E ratio of 33.58 times reflects a premium of 74.8 percent from the all public average core P/E ratio of 19.21 times. The pricing ratios of the better capitalized but lower earning recently converted savings institutions (based on return on equity measures) suggest that the investment community has determined to discount their stocks on a book basis until the earnings improve through redeployment and leveraging of the proceeds over the longer term.

     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall savings institution market and the new issue market. The overall market for savings institution stocks is considered to be positive, as savings institution stocks are currently exhibiting pricing ratios that are in the range of historically high levels. Investor interest in the new issue market has been favorable, as most of the recently completed offerings have been oversubscribed and have recorded price increases in initial post-conversion trading activity.

RP Financial, LC.
Page 4.12

RP Financial, LC.
September 19, 1997

           ----------------------------------------------------------
                                    Table 4.2
                     Recent Conversions (Last Three Months)
           Conversion Pricing Characteristics: Sorted Chronologically
           ----------------------------------------------------------

                                                                 Pre-Conversion Data                             Insider Purchases
                                                           ------------------------------        Offering      ---------------------
                Institutional Information                  Financial Info.  Asset Quality      Information     Benefit Plans
---------------------------------------------------------  ---------------  -------------  ------------------  -------------
                                     Conversion                    Equity/   NPAs/  Res.   Gross  % of  Exp./        Recog.   Mgmt.
Institution                   State     Date     Ticker    Assets  Assets   Assets  Cov.   Proc.  Mid.  Proc.  ESOP   Plans  & Dirs.
-----------                   -----  ----------  ------    ------  -------  ------  ----   -----  ----  -----  ----  ------  -------
                                                           ($Mil)    (%)    (%)(2)   (%)  ($Mil)   (%)   (%)    (%)    (%)    (%)(3)
Citizens Bancorp                IN    09/19/97   P. Sheet   $ 46    12.28%   0.45%   84%   $10.6  132%   4.6%  8.0%   4.0%    16.1%
WSB Holding Company             PA    08/29/97   P. Sheet     33     6.04%   2.34%   26%     3.3  132%   8.5%  8.0%   4.0%    31.0%
Bayonne Bancshares (8)          NJ    08/22/97   FSNJ        577     8.33%   0.81%   53%    48.7  132%   3.8%  8.0%   4.0%    10.0%
FirstSpartan Fin. Corp.         SC *  07/09/97   FSPT        388    11.81%   0.75%   44%    88.6  132%   1.6%  8.0%   4.0%     1.5%
GSB Financial Corp.             NY    07/09/97   GOSB         96    12.68%   0.07%  188%    22.5  132%   4.1%  8.0%   4.0%     2.6%
FirstBank Corp.                 ID *  07/02/97   FBNW        138     8.00%   0.99%   68%    19.8  132%   3.5%  8.0%   4.0%     8.2%
Montgomery Fin. Corp.(8)        IN    07/01/97   MONT         94     9.83%   0.91%   20%    11.9  132%   4.5%  8.0%   4.0%     4.6%
Community First Bankg. Corp.    GA    07/01/97   CFBC        366     7.02%   1.68%   40%    48.3  132%   2.9%  8.0%   4.0%     1.0%
First Robinson Fin. Corp.(9)    IL    06/30/97   FRFC         72     6.78%   0.63%   89%     8.6  132%   4.7%  8.0%   4.0%     9.8%
Security Bancorp                TN    06/30/97   P./Sheet     46     5.46%   0.06%   NM      4.4  132%   6.9%  8.0%   4.0%     2.0%
Sistersville Bancorp            WV    06/26/97   P./Sheet     27    17.91%   0.31%  198%     6.6  110%   6.8%  8.0%   4.0%     5.4%

                                                Averages:   $184     9.39%   0.86%   81%   $26.3  130%   4.7%  8.0%   4.0%     7.6%
                                                 Medians:     95     8.17%   0.78%   53%   $15.9  132%   4.3%  8.0%   4.0%     5.0%

                            Averages, Excluding 2nd Steps   $146     9.46%   0.85%   93%    25.3  130%   4.9%  8.0%   4.0%     7.7%
                            Medians, Excluding 2nd Steps    $ 84     7.51%   0.69%   68%   $14.2  132%   4.4%  8.0%   4.0%     4.0%

                             Table 4.2 (Continued)

                                                                         Pro Forma Data
                Institutional Information                  ------------------------------------------
---------------------------------------------------------    Pricing Ratios(4)   Fin. Characteristics
                                     Conversion            --------------------- --------------------
Institution                   State     Date     Ticker     P/TB   P/E(5)   P/A    ROA   TE/A   ROE
-----------                   -----  ----------  ------     ----   ------   ---    ---   ----   ---
                                                             (%)     (x)    (%)    (%)    (%)   (%)
Citizens Bancorp                IN    09/19/97   P. Sheet   72.9%   14.8   14.8%   1.1%  46.3%  2.4%
WSB Holding Company             PA    08/29/97   P. Sheet   71.4%   16.6    9.2%   0.6%  12.9%  4.3%
Bayonne Bancshares (8)          NJ    08/22/97   FSNJ      100.9%     NM   14.6%    NM   14.4%   NM
FirstSpartan Fin. Corp.         SC *  07/09/97   FSPT       72.4%   17.3   19.1%   1.1%  26.3%  4.2%
GSB Financial Corp.             NY    07/09/97   GOSB       72.5%   22.5   19.6%   0.9%  27.1%  3.2%
FirstBank Corp.                 ID *  07/02/97   FBNW       71.4%   22.8   12.9%   0.6%  18.0%  3.1%
Montgomery Fin. Corp.(8)        IN    07/01/97   MONT       89.1%   24.1   16.0%   0.7%  17.9%  3.7%
Community First Bankg. Corp.    GA    07/01/97   CFBC       72.3%   24.5   11.9%   0.5%  16.4%  2.9%
First Robinson Fin. Corp.(9)    IL    06/30/97   FRFC       71.4%   16.7   10.9%   0.7%  15.2%  4.3%
Security Bancorp                TN    06/30/97   P./Sheet   72.0%   14.1    8.8%   0.6%  12.2%  5.1%
Sistersville Bancorp            WV    06/26/97   P./Sheet   65.0%   18.9   20.6%   1.1%  31.6%  3.4%

                                                Averages:   75.8%   19.7   14.3%   0.7%  19.2%  3.8%
                                                 Medians:   72.1%   18.9   13.7%   0.7%  17.2%  3.6%

                            Averages, Excluding 2nd Steps   71.1%   19.2   14.1%   0.7%  20.0%  3.8%
                            Medians, Excluding 2nd Steps    71.7%   18.1   12.4%   0.6%  17.2%  3.8%

RP Financial, LC.
Page 4.12 (continued)

                             Table 4.2 (Continued)

                                                                            Post-IPO Pricing Trends
                                                           -------------------------------------------------------
                                                                                    Closing Price:
                Institutional Information                          -----------------------------------------------
---------------------------------------------------------           First           After           After
                                     Conversion              IPO   Trading    %     First     %     First      %
Institution                   State     Date     Ticker     Price    Day     Chg.  Week(6)   Chg.  Month(7)   Chg.
-----------                   -----  ----------  ------     -----  -------   ----  -------   ----  --------   ----
                                                             ($)     ($)     (%)     ($)     (%)      ($)     (%)
Citizens Bancorp                IN    09/19/97   P. Sheet  $10.00   $14.00  40.0%   $14.25  42.5%
WSB Holding Company             PA    08/29/97   P. Sheet   10.00    13.50  35.0%    14.50  45.0%   $14.00   40.0%
Bayonne Bancshares (8)          NJ    08/22/97   FSNJ       10.00    11.75  17.5%    11.88  18.8%    12.38   23.8%
FirstSpartan Fin. Corp.         SC *  07/09/97   FSPT       20.00    36.69  83.4%    36.62  83.1%    35.63   78.1%
GSB Financial Corp.             NY    07/09/97   GOSB       10.00    14.63  46.3%    14.75  47.5%    14.38   43.8%
FirstBank Corp.                 ID *  07/02/97   FBNW       10.00    15.81  58.1%    15.56  55.6%    17.88   78.8%
Montgomery Fin. Corp.(8)        IN    07/01/97   MONT       10.00    11.13  11.3%    11.25  12.5%    11.75   17.5%
Community First Bankg. Corp.    GA    07/01/97   CFBC       20.00    31.88  59.4%    33.00  65.0%    34.25   71.3%
First Robinson Fin. Corp.(9)    IL    06/30/97   FRFC       10.00    14.50  45.0%    14.38  43.8%    16.50   65.0%
Security Bancorp                TN    06/30/97   P./Sheet   10.00    14.50  45.0%    15.00  50.0%    15.25   52.5%
Sistersville Bancorp            WV    06/26/97   P./Sheet   10.00    13.75  37.5%    13.88  38.8%    14.00   40.0%

                                                Averages:  $12.00   $17.81  43.8%   $18.08  46.0%   $18.60   51.1%
                                                 Medians:  $10.00   $14.50  45.0%   $14.63  46.3%   $14.81   48.1%

                            Averages, Excluding 2nd Steps  $11.25   $19.41  51.2%   $19.71  53.6%   $20.23   58.7%
                            Medians, Excluding 2nd Steps   $10.00   $14.56  45.6%   $14.88  48.8%   $15.88   58.8%

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded;
      "NA" - Not Applicable, Not Available.

(1)  Non-OTS regulated thrifts.
(2)  As reported in summary pages of prospectus.
(3)  As reported in prospectus.
(4)  Does not take into account the adoption of SOP 93-6.
(5)  Excludes impact of special SAIF assessment on earnings.
(6)  Latest price if offering less than one week old.
(7)  Latest price if offering more than one week but less than one month old.
(8)  Second-step conversions.
(9)  Simultaneously converted to commercial bank charter.

RP Financial, LC.
Page 4.13

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 4.3
                           Market Pricing Comparatives
                         Prices As of September 19, 1997

                                         Market       Per Share Data
                                     Capitalization   --------------                                              Dividends(4)
                                    ----------------   Core    Book             Pricing Ratios(3)           ------------------------
                                     Price/   Market  12-Mth  Value/  ------------------------------------  Amount/          Payout
Financial Institution               Share(1)   Value  EPS(2)  Share    P/E     P/B    P/A    P/TB   P/CORE   Share   Yield  Ratio(5)
---------------------               --------  ------  ------  ------  -----  ------  -----  ------  ------  -------  -----  --------
                                       ($)    ($Mil)    ($)     ($)    (x)     (%)    (%)     (%)     (x)     ($)     (%)      (%)
SAIF-Insured Thrifts                  23.28   163.06   1.15   15.72   21.97  147.62  18.04  151.49   19.21    0.38    1.67    30.30
Special Selection Grouping(8)         23.17    66.45   0.70   19.07    0.00  119.48  25.11  119.82   29.17    0.12    0.34    11.32

Comparable Group
----------------

Special Comparative Group(8)
----------------------------
CFBC  Community First Bnkg Co. of GA  35.00    84.49   1.06   28.74      NM  121.78  18.75  123.46      NM    0.60    1.71    56.60
FBNW  FirstBank Corp of Clarkston WA  17.00    33.73   0.44   14.00      NM  121.43  21.90  121.43      NM    0.00    0.00     0.00
FSPT  FirstSpartan Fin. Corp. of SC   35.62   157.80   1.16   27.63      NM  128.92  33.93  128.92      NM    0.00    0.00     0.00
GOSB  GSB Financial Corp. of NY       16.00    35.97   0.44   13.78      NM  116.11  31.42  116.11      NM    0.00    0.00     0.00
MONT  Montgomery Fin. Corp. of IN     12.25    20.25   0.42   11.22      NM  109.18  19.56  109.18   29.17    0.00    0.00     0.00

                             Table 4.3 (Continued)

                                               Financial Characteristics(6)
                                      ----------------------------------------------
                                                               Reported      Core
                                       Total  Equity/  NPAs/  ----------  ----------
Financial Institution                 Assets  Assets  Assets   ROA   ROE   ROA   ROE
---------------------                 ------  ------- ------  ----  ----  ----  ----
                                      ($Mil)    (%)     (%)    (%)   (%)   (%)   (%)
SAIF-Insured Thrifts                  1,158    12.89   0.79   0.63  5.44  0.85  7.49
Special Selection Grouping(8)           258    20.95   1.67   0.73  3.44  0.75  3.59

Comparable Group
----------------

Special Comparative Group(8)
----------------------------
CFBC  Community First Bnkg Co. of GA    451    15.40   2.02   0.56  3.65  0.57  3.69
FBNW  FirstBank Corp of Clarkston WA    154    18.04   2.07   0.70  3.86  0.57  3.14
FSPT  FirstSpartan Fin. Corp. of SC     465    26.32     NA   0.95  3.62  1.11  4.20
GOSB  GSB Financial Corp. of NY         114    27.06     NA   1.02  3.77  0.86  3.19
MONT  Montgomery Fin. Corp. of IN       104    17.91   0.91   0.42  2.32  0.67  3.74

(1)  Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax effected basis.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.
(4)  Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7) Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)  Includes Converted Last 3 Mths (no MHC).

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 4.14

C.   Secondary Step Conversion Market
     --------------------------------

     There is a pronounced difference in the pricing of second step conversions relative to full conversion offerings in which 100 percent of the shares are issued. As noted in Table 4.4, during the past 12 months, the median pro forma price/tangible book ratios of second step conversions exceeded 82 percent, as compared to the median price/tangible book of conversions over the last three months which just exceeds 71 percent, perhaps reflecting the smaller offering and some seasoning as a public company for second steps. Furthermore, as shown in Table 4.5, assuming the publicly-traded MHCs completed second step conversions (utilizing standard assumptions for each MHC) at their current market prices, the implied median price/tangible book is computed at approximately 102.96 percent.

D.   Acquisition Market
     ------------------

     Also considered in the valuation was the potential impact on Harbor Federal's stock price of recently completed and pending acquisitions of other thrifts operating in Harbor Federal's market area. As shown in Exhibit IV-4, there were 15 Florida savings institutions acquired or under acquisition since the beginning of 1996. The recent acquisition activity involving Florida savings institutions may imply a certain degree of acquisition speculation for the Bank's stock. To the extent that acquisition speculation may impact the Bank's offering, we have largely taken this into account in selecting similarly sized savings institutions that also experience a degree of acquisition speculation.

E.   Trading in Harbor Federal's Stock
     ---------------------------------

     Since Harbor Federal's minority stock currently trades under the symbol "HARB" on the NASDAQ National Market system, RP Financial also considered the recent trading activity in its valuation analysis. Harbor Federal had a total of 4,970,240 shares issued and outstanding at June 30, 1997, of which 2,315,871 were held by Public Stockholders and were traded as public securities. As of September 19, 1997, the Bank's stock price was $57.50 per share. On August 26, 1997, the day prior to the announcement of the second step conversion, the shares closed at $47.75. On August 27, 1997, the day the second step conversion was announced, the shares increased by $5.75, or 12.0 percent, to $53.50 per share. We attribute the price increase to some speculation and the current pricing has placed it at a premium to the average P/TB of other MHCs. There are differences between the Bank's minority stock (currently being traded) and the conversion stock that will be issued by the Holding Company. Such differences include different liquidity characteristics (the new conversion stock will be significantly more liquid owing to greater public shares available to trade), a lower return on equity for the Holding Company's conversion stock, and the anticipated difference in dividend for the conversion stock. Since the pro forma impact has not been publicly disseminated to date, it is

RP Financial, LC.
Page 4.15

RP Financial, LC.
August 29, 1997

                 -----------------------------------------------
                                    Table 4.4
                 Pricing Characteristics and After-Market Trends
                             Second Step Conversions
                 -----------------------------------------------

                                                                 Pre-Conversion Data                             Insider Purchases
                                                           ------------------------------        Offering      ---------------------
                Institutional Information                  Financial Info.  Asset Quality      Information     Benefit Plans
---------------------------------------------------------  ---------------  -------------  ------------------  -------------
                                     Conversion                    Equity/   NPAs/  Res.   Gross  % of  Exp./        Recog.   Mgmt.
Institution                   State     Date     Ticker    Assets  Assets   Assets  Cov.   Proc.  Mid.  Proc.  ESOP   Plans  & Dirs.
-----------                   -----  ----------  ------    ------  -------  ------  ----   -----  ----  -----  ----  ------  -------
                                                           ($Mil)    (%)    (%)(2)   (%)  ($Mil)   (%)   (%)    (%)    (%)    (%)(3)
Bayonne Bancshares              NJ    08/22/97   FSNJ      $  577    8.33%   0.81%   53%  $ 48.7  132%   3.8%  8.0%   4.0%    10.0%
Montgomery Fin. Corp.           IN    07/01/97   MONT          94    9.83%   0.91%   20%    11.9  132%   4.5%  8.0%   4.0%     4.6%
Cumberland Mtn. Bncshrs.        KY *  04/01/97   P./Sheet      92    5.14%   1.31%   19%     4.4  132%   8.0%  6.2%   4.0%     4.5%
Kenwood Bancorp                 OH *  07/01/96   P./Sheet      48    6.88%   0.00%   NM      1.6  102%  22.2%  8.0%   4.0%     6.4%
Commonwealth Bancorp            PA *  06/17/96   CMSB       2,054    6.71%   0.51%  109%    98.7  110%   1.9%  8.0%   4.0%     0.1%
Westwood Financial Corp.        NJ    06/07/96   WWFC          85    7.05%   0.00%   NM      3.9   99%   9.9%  0.0%   0.0%     2.5%
Jacksonville Bancorp            TX    04/01/96   JXVL         198   10.47%   1.41%   36%    16.2  106%   4.4%  8.0%   4.0%     2.0%
North Central Bancshares        IA    03/21/96   FFFD         180   16.47%   0.17%  562%    26.0  106%   3.5%  3.2%   0.0%     0.5%
Fidelity Financial of Ohio      OH *  03/04/96   FFOH         227   13.23%   0.50%   69%    22.8  132%   3.2%  8.0%   4.0%     5.6%
First Colorado Bancorp          CO *  01/02/96   FFBA       1,400   12.71%   0.31%   20%   134.1  105%   1.9% 10.0%   2.0%     2.0%
Charter Financial               IL *  12/29/95   CBSB         293   12.17%   0.27%  281%    29.2  116%   3.4%  3.3%   0.0%     0.1%
American Nat'l Bancorp          MD *  11/03/95   ANBK         426    6.80%   2.23%   67%    21.8  132%   3.3%  8.0%   4.0%     0.6%
First Defiance Fin. Corp.       OH *  10/02/95   FDEF         476   15.27%   0.24%  135%    64.8  132%   2.3%  8.0%   4.0%     0.9%
Community Bank Shares           IN *  04/10/95   CBIN         205    7.00%   0.33%   80%    10.1  132%   4.4%  8.0%   0.0%    17.9%
Fed One Bancorp                 WV *  01/19/95   FOBC         305    9.20%   0.32%  142%    16.1   85%   7.7%  7.0%   4.0%     0.9%
Home Financial Corp.            FL *  10/25/94   HOFL       1,005   13.40%   0.91%   44%   175.6  112%   3.1%  8.0%   4.0%     0.6%
Jefferson Bancorp               LA *  08/18/94   JEBC         257    6.30%   0.90%   25%    16.1  107%   3.9%  7.0%   3.0%     1.5%

                                            Averages:      $  440    9.28%   0.62%  104%  $ 39.0  110%   5.1%  6.5%   2.7%     3.4%
                                             Medians:         257    9.25%   0.50%   67%  $ 21.8  112%   3.8%  8.0%   4.0%     2.0%

                             Table 4.4 (Continued)

                                                                             Pro Forma Data
                Institutional Information                  --------------------------------------------------
---------------------------------------------------------        Pricing Ratios(4)       Fin. Characteristics
                                     Conversion            ----------------------------- --------------------
Institution                   State     Date     Ticker     P/TB   P/E(7)  P/Core   P/A    ROA   TE/A   ROE
-----------                   -----  ----------  ------     ----   ------  ------   ---    ---   ----   ---
                                                             (%)     (x)     (x)    (%)    (%)    (%)   (%)
Bayonne Bancshares              NJ    08/22/97   FSNJ      100.9%     NM      NM   14.6%  -0.5%  14.4% -6.6%
Montgomery Fin. Corp.           IN    07/01/97   MONT       89.1%   24.1    24.1   16.0%   0.7%  17.9%  3.7%
Cumberland Mtn. Bncshrs.        KY *  04/01/97   P./Sheet   81.2%   13.8    13.8    7.1%   0.5%   8.8%  5.9%
Kenwood Bancorp                 OH *  07/01/96   P./Sheet   67.6%     NM      NM    6.0%   0.1%   8.8%  1.7%
Commonwealth Bancorp            PA *  06/17/96   CMSB      109.3%   12.1    12.5    8.4%   0.7%   6.7% 10.4%
Westwood Financial Corp.        NJ    06/07/96   WWFC       80.0%   10.1    10.1    7.3%   0.7%   9.2%  7.9%
Jacksonville Bancorp            TX    04/01/96   JXVL       77.7%   14.9    14.9   12.6%   0.8%  16.2%  5.2%
North Central Bancshares        IA    03/21/96   FFFD       74.2%   12.1    12.5   19.7%   1.6%  26.5%  6.1%
Fidelity Financial of Ohio      OH *  03/04/96   FFOH       82.6%   18.1    18.1   16.6%   0.9%  20.0%  4.6%
First Colorado Bancorp          CO *  01/02/96   FFBA       87.0%   12.7    13.4   13.2%   1.0%  15.2%  6.9%
Charter Financial               IL *  12/29/95   CBSB       81.4%   12.3    12.3   15.5%   1.3%  19.1%  6.6%
American Nat'l Bancorp          MD *  11/03/95   ANBK       83.9%   17.7    17.7    9.0%   0.5%  10.7%  4.7%
First Defiance Fin. Corp.       OH *  10/02/95   FDEF       85.6%   18.2    18.2   20.6%   1.1%  24.1%  4.7%
Community Bank Shares           IN *  04/10/95   CBIN       85.5%   10.3     9.0    9.3%   0.9%  10.9%  8.3%
Fed One Bancorp                 WV *  01/19/95   FOBC       67.9%    9.0     9.0    8.8%   1.0%  13.0%  7.6%
Home Financial Corp.            FL *  10/25/94   HOFL       86.4%   10.6    12.4   21.3%   2.0%  24.6%  8.2%
Jefferson Bancorp               LA *  08/18/94   JEBC       71.7%   10.2    10.2    7.9%   0.8%  11.1%  7.0%

                                            Averages:       78.4%   12.9    13.0   11.9%   0.9%  14.3%  5.9%
                                             Medians:       82.6%   12.3    12.5   12.6%   0.8%  14.4%  6.1%

RP Financial, LC.
Page 4.15 (continued)

                             Table 4.4 (Continued)

                                                                            Post-IPO Pricing Trends
                                                           -------------------------------------------------------
                                                                                    Closing Price:
                Institutional Information                          -----------------------------------------------
---------------------------------------------------------           First           After           After
                                     Conversion              IPO   Trading    %     First     %     First      %
Institution                   State     Date     Ticker     Price    Day     Chg.  Week(5)   Chg.  Month(6)   Chg.
-----------                   -----  ----------  ------     -----  -------   ----  -------   ----  --------   ----
                                                             ($)     ($)     (%)     ($)     (%)      ($)     (%)
Bayonne Bancshares              NJ    08/22/97   FSNJ      $10.00   $11.75  17.5%   $11.94  19.4%   $11.94   19.4%
Montgomery Fin. Corp.           IN    07/01/97   MONT       10.00    11.13  11.3%    11.25  12.5%    12.13   21.3%
Cumberland Mtn. Bncshrs.        KY *  04/01/97   P./Sheet   10.00    11.88  18.8%    12.25  22.5%    12.63   26.3%
Kenwood Bancorp                 OH *  07/01/96   P./Sheet   10.00       NT    NA        NT    NA        NT     NA
Commonwealth Bancorp            PA *  06/17/96   CMSB       10.00    10.50   5.0%    10.75   7.5%    10.00    0.0%
Westwood Financial Corp.        NJ    06/07/96   WWFC       10.00    10.75   7.5%    10.38   3.8%    10.62    6.2%
Jacksonville Bancorp            TX    04/01/96   JXVL       10.00     9.75  -2.5%     9.63  -3.8%     9.88   -1.2%
North Central Bancshares        IA    03/21/96   FFFD       10.00    10.88   8.8%    10.69   6.9%    10.44    4.4%
Fidelity Financial of Ohio      OH *  03/04/96   FFOH       10.00    10.50   5.0%    10.00   0.0%    10.13    1.3%
First Colorado Bancorp          CO *  01/02/96   FFBA       10.00    11.44  14.4%    11.63  16.3%    12.00   20.0%
Charter Financial               IL *  12/29/95   CBSB       10.00    10.81   8.1%    10.88   8.8%    11.38   13.8%
American Nat'l Bancorp          MD *  11/03/95   ANBK       10.00     9.38  -6.3%     9.75  -2.5%     9.88   -1.3%
First Defiance Fin. Corp.       OH *  10/02/95   FDEF       10.00    10.38   3.8%    10.31   3.1%    10.13    1.3%
Community Bank Shares           IN *  04/10/95   CBIN       10.00    12.00  20.0%    12.75  27.5%    12.25   22.5%
Fed One Bancorp                 WV *  01/19/95   FOBC       10.00    11.00  10.0%    11.00  10.0%    11.62   16.2%
Home Financial Corp.            FL *  10/25/94   HOFL       10.00     9.59  -4.1%    10.00   0.0%    10.31    3.1%
Jefferson Bancorp               LA *  08/18/94   JEBC       10.00    13.00  30.0%    14.25  42.5%    14.25   42.5%

                                            Averages:      $ 9.44    10.28   7.3%    10.43   8.9%   $10.48   11.0%
                                             Medians:      $10.00   $10.84   7.8%   $10.81   7.2%   $10.62    6.2%

Note: "NT" - Not Traded; "NA" - Not Applicable, Not Available.

(1)  Non-OTS regulated thrifts.
(2)  As reported in summary pages of prospectus.
(3)  As reported in prospectus.
(4)  Does not take into account the adoption of SOP 93-6.
(5)  Latest price if offering less than one week old.
(6)  Latest price if offering more than one week but less than one month old.
(7) Price to core earnings if converted after 9/30/96 due to impact of SAIF assessment.

RP Financial, LC.
Page 4.16

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 4.5
         MHC INSTITUTIONS--IMPLIED PRICING RATIOS FULL CONVERSION BASIS
                        Comparable Institution Analysis
                            As of September 19, 1997

                                     Fully Converted
                                      Implied Value    Per Share (8)
                                    ----------------  --------------                                              Dividends(4)
                                             Implied   Core    Book             Pricing Ratios(3)           ------------------------
                                     Price/   Market  12-Mth  Value/  ------------------------------------  Amount/          Payout
Financial Institution               Share(1)  Val(8)  EPS(2)  Share    P/E     P/B    P/A    P/TB   P/CORE   Share   Yield  Ratio(5)
---------------------               --------  ------  ------  ------  -----  ------  -----  ------  ------  -------  -----  --------
                                       ($)    ($Mil)    ($)     ($)    (x)     (%)    (%)     (%)     (x)     ($)     (%)      (%)
SAIF-Insured Thrifts(7)
-----------------------
   Averages                           23.28   163.06   1.15   15.72   21.97  147.62  18.04  151.49   19.21    0.38    1.67    30.30
   Medians                               --       --     --      --   22.05  140.90  16.54  143.95   18.88      --      --       --

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
   Averages                           26.10   248.32   1.16   25.27   26.45  102.39  21.97  103.22   22.95    0.55    2.12    40.39
   Medians                               --       --     --      --   28.27  103.33  21.22  102.96   21.85      --      --       --

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
CMSV  Commty. Svgs, MHC of FL (48.5)  32.12   163.49   1.47   29.35   28.94  109.44  21.22  109.44   21.85    0.90    2.80    61.22
FFFL  Fidelity FSB, MHC of FL (47.7)  27.25   184.51   1.11   24.35      NM  111.91  17.08  112.32   24.55    0.90    3.30       NM
SKBO  First Carnegie,MHC of PA (45.0) 16.25    37.38   0.55   17.72      NM   91.70  22.34   91.70   29.55    0.30    1.85    54.55
FFSX  First FS&LA, MHC of IA (46.1)   30.00    84.84   1.56   27.33   28.30  109.77  16.73  110.21   19.23    0.48    1.60    30.77
FSLA  First SB SLA MHC of NJ (47.5)   34.75   252.42   1.67   28.90   28.48  120.24  22.04  126.59   20.81    0.48    1.38    28.74
GDVS  Greater DV SB, MHC of PA (19.9) 24.00    78.53   0.86   24.80      NM   96.77  26.42   96.77   27.91    0.36    1.50    41.86
HARS  Harris SB, MHC of PA (24.3)     44.00   493.81   1.75   42.58   28.39  103.33  20.94  107.98   25.14    0.58    1.32    33.14
JXSB  Jcksnville SB, MHC of IL (45.6) 22.25    28.30   1.06   23.60      NM   94.28  16.11   94.28   20.99    0.40    1.80    37.74
LFED  Leeds FSB, MHC of MD (36.3)     30.25   104.51   1.34   29.38   28.27  102.96  30.94  102.96   22.57    0.76    2.51    56.72
NWSB  Northwest SB, MHC of PA (30.7)  25.37   593.05   1.22   23.26   25.89  109.07  24.34  111.42   20.80    0.32    1.26    26.23
PBCT  Peoples Bank, MHC of CT (40.1)  31.62  1930.50   1.46   26.85   17.37  117.77  21.83  117.81   21.66    0.68    2.15    46.58
PHSB  Ppls Home SB, MHC of PA (45.0)  16.25    44.85   0.87   21.87      NM   74.30  17.96   74.30   18.68    0.00    0.00     0.00
PULB  Pulaski SB, MHC of MO (29.8)    27.25    57.06   1.25   27.11   26.72  100.52  26.98  100.52   21.80    1.10    4.04       NM
PLSK  Pulaski SB, MHC of NJ (46.0)    16.75    34.67   0.72   17.80      NM   94.10  17.96   94.10   23.26    0.30    1.79    41.67
SBFL  SB Fngr Lakes MHC of NY (33.1)  24.25    43.29   0.88   25.27      NM   95.96  17.96   95.96   27.56    0.40    1.65    45.45
WAYN  Wayne S&L Co. MHC of OH (47.8)  23.31    52.40   1.02   20.68      NM  112.72  18.90  112.72   22.85    0.62    2.66    60.78
WCFB  Wbstr City FSB MHC of IA (45.2) 18.00    37.80   0.86   18.81   25.71   95.69  33.73   95.69   20.93    0.80    4.44       NM

RP Financial, LC.
Page 4.16 (continued)

                             Table 4.5 (Continued)

                                               Financial Characteristics(6)
                                      ----------------------------------------------
                                                               Reported      Core
                                       Total  Equity/  NPAs/  ----------  ----------
Financial Institution                 Assets  Assets  Assets   ROA   ROE   ROA   ROE
---------------------                 ------  ------- ------  ----  ----  ----  ----
                                      ($Mil)    (%)     (%)    (%)   (%)   (%)   (%)
SAIF-Insured Thrifts(7)
-----------------------
   Averages                           1,158    12.89   0.79   0.63  5.44  0.85  7.49
   Medians                               --       --     --     --    --    --    --

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
   Averages                           1,141    21.70   0.70   0.77  3.53  1.00  4.64
   Medians                               --       --     --     --    --    --    --

Publicly-Traded MHC Institutions, Full Conversion Basis
-------------------------------------------------------
CMSV  Commty. Svgs, MHC of FL (48.5)    770    19.39   0.55   0.77  3.84  1.02  5.09
FFFL  Fidelity FSB, MHC of FL (47.7)  1,080    15.26   0.34   0.57  3.41  0.77  4.62
SKBO  First Carnegie,MHC of PA (45.0)   167    24.36     NA   0.60  2.48  0.76  3.10
FFSX  First FS&LA, MHC of IA (46.1)     507    15.24   0.11   0.60  3.95  0.89  5.81
FSLA  First SB SLA MHC of NJ (47.5)   1,145    18.33   0.68   0.80  4.30  1.09  5.89
GDVS  Greater DV SB, MHC of PA (19.9)   297    27.30   2.79   0.76  2.72  0.97  3.49
HARS  Harris SB, MHC of PA (24.3)     2,358    20.26   0.65   0.82  3.72  0.93  4.20
JXSB  Jcksnville SB, MHC of IL (45.6)   176    17.09   0.66   0.49  2.69  0.82  4.53
LFED  Leeds FSB, MHC of MD (36.3)       338    30.05   0.02   1.12  3.68  1.40  4.61
NWSB  Northwest SB, MHC of PA (30.7)  2,437    22.31   0.72   1.00  4.26  1.24  5.30
PBCT  Peoples Bank, MHC of CT (40.1)  8,842    18.54   0.90   1.30  6.99  1.05  5.60
PHSB  Ppls Home SB, MHC of PA (45.0)    250    24.17     NA   0.57  2.38  0.96  3.98
PULB  Pulaski SB, MHC of MO (29.8)      211    26.84     NA   1.01  3.78  1.23  4.64
PLSK  Pulaski SB, MHC of NJ (46.0)      193    19.08   0.65   0.46  2.86  0.79  4.91
SBFL  SB Fngr Lakes MHC of NY (33.1)    241    18.71   0.69   0.40  2.08  0.68  3.52
WAYN  Wayne S&L Co. MHC of OH (47.8)    277    16.77   0.73   0.52  3.08  0.84  4.99
WCFB  Wbstr City FSB MHC of IA (45.2)   112    35.24   0.26   1.31  3.75  1.61  4.60

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing twelve month data, adjusted to omit non-operating gains and losses (including the SAIF assessment) on a tax effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated twelve month dividend, based on last quarterly dividend declared.
(5)  Indicated  twelve  month  dividend  as a percent  of trailing  twelve month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 4.17

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

Calculation of Implied Per Share Data -- Incorporating MC Second Step Conversion
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 1997

                                        Current Ownership   Current Per Share Data (MHC Ratios)   Impact of Second Step Conversion
                                      ---------------------  --------------------------------- -------------------------------------
                                       Total Public    MHC         Core  Book  Tangible         Share   Gross   Net Incr.  Net Incr.
                                      Shares Shares  Shares   EPS   EPS  Value   Book   Assets  Price Procds(1) Capital(2) Income(3)
                                      ------ ------  ------   ---  ----  ----- -------- ------ ------ --------- ---------- ---------
                                       (000)  (000)   (000)   ($)   ($)   ($)     ($)     ($)  ($000)   ($000)    ($000)     ($000)
Publicly-Traded MHC Institutions
--------------------------------
CMSV  Commty. Svgs, MHC of FL (48.5)   5,090  2,470   2,620  0.73  1.09  15.46   15.46  137.48  32.12    84,154    70,690     1,911
FFFL  Fidelity FSB, MHC of FL (47.7)   6,771  3,224   3,547  0.50  0.79  12.36   12.27  147.58  27.25    96,656    81,191     2,194
FFSX  First FS&LA, MHC of IA (46.1)    2,828  1,303   1,525  0.69  1.19  13.74   13.63  165.69  30.00    45,750    38,430     1,039
FSLA  First SB SLA MHC of NJ (47.5)    7,264  3,404   3,860  0.80  1.25  13.39   11.94  142.18  34.75   134,135   112,673     3,045
GDVS  Greater DV SB, MHC of PA (19.9)  3,272    650   2,622  0.23  0.42   8.64    8.64   74.69  24.00    62,928    52,860     1,429
HARS  Harris SB, MHC of PA (24.3)     11,223  2,723   8,500  0.79  0.99  14.59   12.76  182.15  44.00   374,000   314,160     8,491
JXSB  Jcksnville SB, MHC of IL (45.6)  1,272    580     692  0.36  0.79  13.43   13.43  127.94  22.25    15,397    12,933       350
LFED  Leeds FSB, MHC of MD (36.3)      3,455  1,255   2,200  0.63  0.90  13.20   13.20   81.59  30.25    66,550    55,902     1,511
NWSB  Northwest SB, MHC of PA (30.7)  23,376  7,176  16,200  0.58  0.82   8.49    8.00   89.47  25.37   410,994   345,235     9,331
PBCT  Peoples Bank, MHC of CT (40.1)  61,053 24,453  36,600  1.39  1.03  10.93   10.92  128.90  31.62 1,157,292   972,125    26,275
PHSB  Ppls Home SB, MHC of PA (45.0)   2,760  1,242   1,518  0.32  0.67  14.36   14.36   82.97  16.25    24,668    20,721       560
PLSK  Pulaski SB, MHC of NJ (46.0)     2,070    952   1,118  0.21  0.51  10.20   10.20   85.68  16.75    18,727    15,730       425
PULB  Pulaski SB, MHC of MO (29.8)     2,094    624   1,470  0.59  0.82  11.04   11.04   84.92  27.25    40,058    33,648       909
SBFL  SB Fngr Lakes MHC of NY (33.1)   1,785    590   1,195  0.15  0.51  11.63   11.63  121.40  24.25    28,979    24,342       658
SKBO  First Carnegie,MHC of PA (45.0)  2,300  1,035   1,265  0.24  0.35  10.21   10.21   65.23  16.25    20,556    17,267       467
WAYN  Wayne S&L Co. MHC of OH (47.8)   2,248  1,075   1,173  0.35  0.74  10.46   10.46  113.09  23.31    27,343    22,968       621
WCFB  Wbstr City FSB MHC of IA (45.2)  2,100    950   1,150  0.48  0.64  10.53   10.53   45.09  18.00    20,700    17,388       470

RP Financial, LC.
Page 4.17 (continued)

               Calculation of Implied Per Share Data (Continued)

                                       Pro Forma Per Share Data (Fully Converted)
                                       ------------------------------------------
                                               Core     Book   Tangible
                                        EPS     EPS    Value     Book      Assets
                                        ---    ----    -----   --------    ------
                                        ($)     ($)     ($)       ($)        ($)
Publicly-Traded MHC Institutions
--------------------------------
CMSV  Commty. Svgs, MHC of FL (48.5)   1.11    1.47    29.35     29.35     151.37
FFFL  Fidelity FSB, MHC of FL (47.7)   0.82    1.11    24.35     24.26     159.57
FFSX  First FS&LA, MHC of IA (46.1)    1.06    1.56    27.33     27.22     179.28
FSLA  First SB SLA MHC of NJ (47.5)    1.22    1.67    28.90     27.45     157.69
GDVS  Greater DV SB, MHC of PA (19.9)  0.67    0.86    24.80     24.80      90.85
HARS  Harris SB, MHC of PA (24.3)      1.55    1.75    42.58     40.75     210.14
JXSB  Jcksnville SB, MHC of IL (45.6)  0.63    1.06    23.60     23.60     138.11
LFED  Leeds FSB, MHC of MD (36.3)      1.07    1.34    29.38     29.38      97.77
NWSB  Northwest SB, MHC of PA (30.7)   0.98    1.22    23.26     22.77     104.24
PBCT  Peoples Bank, MHC of CT (40.1)   1.82    1.46    26.85     26.84     144.82
PHSB  Ppls Home SB, MHC of PA (45.0)   0.52    0.87    21.87     21.87      90.48
PLSK  Pulaski SB, MHC of NJ (46.0)     0.42    0.72    17.80     17.80      93.28
PULB  Pulaski SB, MHC of MO (29.8)     1.02    1.25    27.11     27.11     100.99
SBFL  SB Fngr Lakes MHC of NY (33.1)   0.52    0.88    25.27     25.27     135.O4
SKBO  First Carnegie,MHC of PA (45.0)  0.44    0.55    17.72     17.72      72.74
WAYN  Wayne S&L Co. MHC of OH (47.8)   0.63    1.02    20.68     20.68     123.31
WCFB  Wbstr City FSB MHC of IA (45.2)  0.70    0.86    18.81     18.81      53.37

(1) Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2) Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan:
         Offering expense percent      4.00
         ESOP percent purchase         8.00
         Recognition plan percent      4.00
(3) Net Increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:
         After-tax reinvestment        3.96
         ESOP loan term (years           10
         Recog. plan vesting (yrs)        5
         Effective tax rate           34.00

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, PC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, PC.

RP Financial, LC.
Page 4.18

appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

     Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.   Management
     ----------

     Harbor Federal's management team has experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 lists Harbor Federal's Board of Directors and executive management with summary resumes. The Bank's operations to date indicates that Harbor Federal's management team, in conjunction with the Board, has developed and implemented an effective operating philosophy. Harbor Federal has no apparent senior management or Board vacancies and there appears to be a well-defined organizational structure.

     Similarly, the financial results of the Peer Group companies indicate that they have been effectively managed, as all of the Peer Group companies maintained capital positions in compliance with regulatory requirements, solid core earnings and favorable credit quality measures. We have therefore concluded that, in general, Harbor Federal is currently being operated at least as effectively as the Peer Group companies and no adjustment for this factor was necessary.

9.   Effect of Government Regulation and Regulatory Reform
     -----------------------------------------------------

     The Bank and the Peer Group members were similarly impacted by the 1996 recapitalization of the SAIF insurance fund, and their deposits will be assessed at the same rate going forward. As a fully-converted SAIF-insured institution, Harbor Federal will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. On balance, RP Financial concluded that no adjustment to the Bank's value was warranted for this factor.

Summary of Adjustments
----------------------

     Overall, we believe the Bank's pro forma market value should take into account the valuation adjustments relative to the Peer Group:

RP Financial, LC.
Page 4.19

     Key Valuation Parameters:                              Valuation Adjustment
     -------------------------                              --------------------
     Financial Condition                                       No Adjustment
     Profitability, Growth and Viability of Earnings           Slight Downward
     Asset Growth                                              No Adjustment
     Primary Market Area                                       Slight Upward
     Dividends                                                 No Adjustment
     Liquidity of the Shares                                   No Adjustment
     Marketing of the Issue                                    No Adjustment
     Management                                                No Adjustment
     Effect of Government Regulations and Regulatory Reform    No Adjustment

Valuation Approaches
--------------------

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Harbor Federal's to-be-issued stock -- the price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds from selling the MHCs interest to the public. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Harbor Federal's prospectus for offering expenses, and the effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). We have utilized the reinvestment rate set forth in the prospectus, the arithmetic average of the Bank's yield on interest earning assets and cost of deposits for the twelve months ended June 30, 1997. With regard to the employee stock ownership plan and stock reward plans, we have performed the valuation assuming the ESOP purchases an amount equal to 8.0 percent of the offering (15 year amortization) and the MRP acquires 4.0 percent of the offering. In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and the recent conversions. In addition to the three valuation methodologies specified by the OTS, RP Financial also considered the recent prices for trades of the Bank's stock.

     RP Financial's valuation placed emphasis on the following:

     o P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Since the Bank and the Peer Group reported pro forma core profitability, the P/E approach was heavily considered in this valuation. In applying this approach, we took into account primarily estimated core earnings.

     o P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of savings institution stocks, with the greater determinant of long term value being earnings. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"). RP Financial considered the P/TB approach to be a reliable indicator of value given current market conditions, particularly the market for new conversions, which often exhibit a willingness to pay premium P/E multiples in the expectation that such institutions will implement leveraging strategies to promote earnings growth. At the

RP Financial, LC.
Page 4.20

          same time, with lower ROE ratios, new conversions are typically discounted on a book value basis relative to the market at least until there is partial realization of leveraging strategies.

     o P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors do not place exclusive weight simply on the size of total assets as a determinant of market value. Furthermore, this approach does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the same time, the P/A ratio is an indicator of franchise value and, in the case of a highly capitalized institution, a high P/A ratio limits the investment community's willingness to pay average market multiples for earnings and book value when ROE is low.

     o Trading of HARB Stock. Converting institutions generally do not have stock outstanding. Harbor Federal, however, has public shares outstanding due to the mutual holding company form of ownership. Because HARB stock is currently traded in the markets, it is an indicator of investor interest in the Bank's conversion stock and therefore received some weight in our valuation. Based on the September 19, 1997 stock price of $57.50 per share and the 4,970,240 shares of Bank stock issued and outstanding, the implied value of $285.79 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares and since pro forma information has not been publicly disseminated to date, the current trading price of HARB stock was somewhat discounted herein but will become more important towards the closing of the offering.

     The current minority ownership percentage is 46.59 percent. Pursuant to federal policy as established subsequent to February 1, 1995, the minority ownership interest is required to be adjusted pursuant to a two-step process to reflect both waived dividends and assets held by the MHC. However, the MHC was formed prior to this date, and thus dividends waived by the MHC are exempt from this minority ownership interest adjustment. In addition, assets held at the MHC consist of a de minimus amount of assets. Thus, there has been no adjustment to the minority ownership interest percentage. Our calculations for the exchange ratio and the size of the offering were based upon the existing ownership percentage of approximately 46.59 percent.

     The Bank intends to adopt Statement of Position ("SOP" 93-6), which will cause earnings per share computations to be based on shares issued and outstanding excluding shares owned by an ESOP where there is not a commitment to release such shares. For the purpose of preparing the pro forma pricing tables and exhibits, we have reflected all shares issued in the offering including shares purchased by the ESOP as outstanding to capture the full dilutive impact of such stock to the Bank's shareholders. However, we have considered the impact of adoption of SOP 93-6 on the Bank in the determination of the Bank's pro forma value.

RP Financial, LC.
Page 4.21

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, and placing the greatest weight on the P/TB and P/E approaches, followed by the P/A approach, RP Financial concluded that the pro forma market value of the Bank's conversion stock is $215,334,643 at the midpoint at this time.

     1. Price-to-Tangible Book ("P/TB"). The application of the P/TB valuation method requires calculating the Bank's pro forma market value by applying a valuation P/TB ratio to Harbor Federal's pro forma tangible book value. The pre-conversion book value for Harbor Federal of $93,978,932 was equal to the Bank's reported capital as of June 30, 1997, plus the mutual holding company assets which will be consolidated with the Holding Company as a result of the conversion. Based on the $215,334,643 midpoint valuation, Harbor Federal's pro forma P/TB ratio was 113.02 percent. In comparison to the median P/TB ratio for the Peer Group of 144.37 percent, Harbor Federal's valuation reflected a discount of 21.72 percent. RP Financial considered a discount under the P/TB approach to be reasonable in light of the historically high P/TB pricing for thrifts in today's market, as a valuation discount under the P/TB approach could only be expected and is consistent with the aftermarket trading of new conversion issues.

     Given the emphasis on limiting near term aftermarket trading in the revised appraisal guidelines, RP Financial also considered the pro forma P/TB ratios of recent conversions in its valuation analysis. It is these companies that provide a proxy for aftermarket trading for new thrift issues. At the midpoint value of $215,334,643, Harbor Federal's pro forma P/TB ratio of 113.02 percent represented a discount of 5.7 percent from the 119.82 percent average P/TB ratio of the recently converted thrifts (see Table 4.3). At the super maximum of the valuation range, Harbor Federal's pro forma P/B ratio of 127.75 percent is at a premium of 6.6 percent to the new conversions.

     2. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple times the pro forma earnings base. Ideally, the pro forma earnings base is composed principally of the Bank's recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of net conversion proceeds. Harbor Federal reported net income of $10,207,000 for the twelve months ended June 30, 1997, which included net non-operating items such as the SAIF assessment fee, and other various gains on the sale of interest earning assets. As shown below, the Bank's core earnings were calculated to equal the following (Note: the adjustments applied to the Peer Group's earnings in the calculation of core earnings are shown in Exhibit IV-9, including the SAIF assessment):

RP Financial, LC.
Page 4.22

                                               Amount
                                               ------
                                               ($000)

          Pre-Tax Net Operating Income        $16,771
          Plus: Non-Operating Expense           4,487
          Less: Tax Adjustment(1)              (8,354)
                                              -------
          Adjusted (Core) Income After Tax    $12,904

          (1) Tax rate equal to 39.3%.

     Based on Harbor Federal's trailing twelve month core earnings, and incorporating the impact of the pro forma assumptions previously discussed, the Bank's pro forma core P/E multiple at the $215,334,643 midpoint value equaled
13.68 times. Comparatively,  the Peer Group posted a median core P/E multiple of
23.23 times, which indicates a discount of 41.1 percent in the Bank's pro forma earnings multiple. In reaching the valuation conclusion, we also evaluated the Bank's price/earnings multiple on the basis of projected earnings as reflected in the business plan.

     3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Harbor Federal's value equaled 17.71 percent of pro forma assets. Comparatively, the Peer Group companies exhibited a median P/A ratio of 20.56 percent, which implies a discount of 13.9 percent being applied to the Bank's pro forma P/A ratio.

Valuation Conclusion
--------------------

     Based on the foregoing, it is our opinion that, as of September 19, 1997, the aggregate pro forma market value of the Bank, inclusive of the sale of the MHCs ownership interest in the Subscription and Community Offerings was $215,334,643 at the midpoint. Based on this valuation and the approximate 53.41 percent ownership interest being sold in the Subscription and Community Offerings, the midpoint value of the Holding Company's stock offering was $115,000,000 (i.e. 0.5341 x $215,334,643), equal to 11,500,000 shares offered at
$10.00 per share. Pursuant to the conversion guidelines, the 15 percent offering range includes a minimum of $97,750,000 and a maximum of $132,250,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 9,775,000 shares at the minimum to 13,225,000 shares at the maximum. The Holding Company's offering also includes a provision for a super maximum, which would result in an offering size of $152,087,500, equal to 15,208,750 shares at the $10.00 per share offering price. The comparative

RP Financial, LC.
Page 4.23

pro forma valuation ratios relative to the Peer Group are shown in Table 4.7, and the key valuation assumptions are detailed in ExhibityIV-7. The pro forma calculations for the range are detailed in ExhibityIV-8.

Establishment of Exchange Ratio
-------------------------------

     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their shares of the Bank's common stock for common stock of the Company. The Board of Directors of the Mutual Holding Company has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate percentage ownership in the Bank represented by the Public Shares, which is an approximate 46.59 percent ownership interest. Pursuant to the formula, the Exchange Ratio will be determined at the end of the Holding Company's stock offering based on the total number of shares sold in the Subscription and Community offerings. Based upon this formula, and the valuation conclusion and offering range concluded above, the Exchange Ratio would be 3.6826 shares,
4.3325 shares, 4.9824 shares and 5.7297 shares of Holding Company stock issued for each Public Share, at the minimum, midpoint, maximum and supermaximum of the offering, respectively.

     The Exchange Ratio formula and share exchange procedures were determined independently by the Board of Directors. RP Financial expresses no opinion on the proposed exchange of the Holding Company shares for the Public Shares or on the proposed Exchange Ratio.

                                    Table 4.6
                          Harbor Federal Savings Bank
                         Calculation of Exchange Ratios

                         Shares       Price/      Exchange        Implied
                         Offered      Share       Shares(1)    Exch. Ratio(2)
                         -------      ------      ---------    --------------
                                                                   ($000)

     Minimum            9,775,000     $10.00      8,528,444        3.6826
     Midpoint          11,500,000      10.00     10,033,464        4.3325
     Maximum           13,225,000      10.00     11,538,483        4.9824
     Super Maximum     15,208,750      10.00     13,269,256        5.7297

     (1) Calculated to preserve the Public Shares percentage ownership in the Holding Company at approximately 46.59 percent.
     (2) Calculated as pro forma exchange shares divided by 2,315,871 existing Public Shares outstanding.

RP Financial, LC.
Page 4.24

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 4.7
                              Public Market Pricing
                Harbor Florida Bancorp of FL and the Comparables
                            As of September 19, 1997

                                         Market       Per Share Data
                                     Capitalization   --------------                                              Dividends(4)
                                    ----------------   Core    Book             Pricing Ratios(3)           ------------------------
                                     Price/   Market  12-Mth  Value/  ------------------------------------  Amount/          Payout
                                    Share(1)   Value  EPS(2)  Share    P/E     P/B    P/A    P/TB   P/CORE   Share   Yield  Ratio(5)
                                    --------  ------  ------  ------  -----  ------  -----  ------  ------  -------  -----  --------
                                       ($)    ($Mil)    ($)     ($)    (x)     (%)    (%)     (%)     (x)     ($)     (%)      (%)
Harbor Florida Bancorp of FL
----------------------------
   Superrange                         10.00   284.78   0.49    7.94   20.46  126.00  22.81  127.75   17.10    0.24    2.44    49.98
   Range Maximum                      10.00   247.63   0.54    8.43   18.43  118.66  20.11  120.45   15.32    0.28    2.81    51.80
   Range Midpoint                     10.00   215.33   0.60    8.99   16.55  111.21  17.71  113.02   13.68    0.32    3.23    53.49
   Range Minimum                      10.00   183.03   0.69    9.76   14.54  102.50  15.24  104.31   11.95    0.38    3.80    55.29

SAIF-Insured Thrifts(7)
-----------------------
   Averages                           23.28   163.06   1.15   15.72   21.97  147.62  18.04  151.49   19.21    0.38    1.67    30.30
   Medians                               --       --     --      --   22.05  140.90  16.54  143.95   18.88      --      --       --

All Non-MHC State of FL(7)
--------------------------
   Averages                           27.06   361.89   0.88   13.56   19.87  166.71  17.57  188.38   23.27    0.24    0.84    12.42
   Medians                               --       --     --      --   16.11  169.57  11.11  209.27   23.63      --      --       --

Comparable Group Averages
-------------------------
   Averages                           25.43   240.92   1.16   17.91   23.69  145.70  23.11  151.90   22.87    0.48    1.75    39.52
   Medians                               --       --     --      --   23.75  139.94  20.56  144.37   23.23      --      --       --

State of FL
-----------
BANC  BankAtlantic Bancorp of FL      13.50   303.39   0.71    6.83   13.78  197.66  11.11  240.64   19.01    0.13    0.96    18.31
BKUNA BankUnited SA of FL             12.87   114.14   0.48    7.59      NM  169.57   6.32  209.27   26.81    0.00    0.00     0.00
FFFG  F.F.O. Financial Group of FL(7)  6.75    57.01   0.36    2.46   27.00  274.39  17.81  274.39   18.75    0.00    0.00     0.00
FFLC  FFLC Bancorp of Leesburg FL     31.50    73.02   1.53   22.51   29.72  139.94  18.86  139.94   20.59    0.48    1.52    31.37
FFPB  First Palm Beach Bancorp of FL  34.75   174.83   0.08   21.76      NM  159.70  10.49  163.68      NM    0.60    1.73       NM
OCN   Ocwen Financial Corp. of FL     42.69  1144.09   1.60    9.10   16.11      NM  41.05      NM   26.68    0.00    0.00     0.00

Comparable Group
----------------
DIME  Dime Community Bancorp of NY    20.00   261.86   1.01   14.58   21.28  137.17  19.91  159.24   19.80    0.00    0.00     0.00
FFLC  FFLC Bancorp of Leesburg FL     31.50    73.02   1.53   22.51   29.72  139.94  18.86  139.94   20.59    0.48    1.52    31.37
FFBA  First Colorado Bancorp of Co    18.75   310.52   0.80   11.79   23.15  159.03  20.56  161.22   23.44    0.48    2.56    60.00
FWWB  First Savings Bancorp of WA     24.12   253.72   0.84   14.13   27.10  170.70  25.18  185.54   28.71    0.28    1.16    33.33
FFIC  Flushing Fin. Corp. of NY       22.12   176.50   0.97   16.68   23.78  132.61  20.52  132.61   22.80    0.24    1.08    24.74
GAF   GA Financial Corp. of PA        19.00   151.72   1.02   14.25   23.75  133.33  20.24  134.75   18.63    0.48    2.53    47.06
HFNC  HFNC Financial Corp. of NC      16.00   275.07   0.59    9.37      NM  170.76  30.72  170.76   27.12    0.28    1.75    47.46
ISBF  ISB Financial Corp. of LA       25.62   176.80   1.04   16.58      NM  154.52  18.83  182.22   24.63    0.50    1.95    48.08
JSB   JSB Financial, Inc. of NY       47.50   467.64   2.65   35.54   17.09  133.65  30.54  133.65   17.92    1.40    2.95    52.83
KFBI  Klamath First Bancorp of OR     20.50   205.39   0.83   14.20      NM  144.37  28.22  144.37   24.70    0.30    1.46    36.14
OCFC  Ocean Fin. Corp. of NJ          34.62   297.94   1.49   27.35      NM  126.58  20.57  126.58   23.23    0.80    2.31    53.69

RP Financial, LC.
Page 4.24 (continued)

                             Table 4.7 (Continued)

                                               Financial Characteristics(6)
                                      ----------------------------------------------
                                                               Reported      Core       MEMO:      MEMO:
                                       Total  Equity/  NPAs/  ----------  ----------  Exchange  Conversion
                                      Assets  Assets  Assets   ROA   ROE   ROA   ROE    Ratio    Proceeds
                                      ------  ------- ------  ----  ----  ----  ----  --------  ----------
                                      ($Mil)    (%)     (%)    (%)   (%)   (%)   (%)              ($000)
Harbor Florida Bancorp of FL
----------------------------
   Superrange                         1,249    18.10   0.41   1.11  6.16  1.33  7.37   5.7297     $152.09
   Range Maximum                      1,231    16.95   0.42   1.09  6.44  1.31  7.75   4.9824      132.25
   Range Midpoint                     1,216    15.92   0.42   1.07  6.72  1.29  8.13   4.3325      115.00
   Range Minimum                      1,201    14.87   0.43   1.05  7.05  1.28  8.58   3.6826       97.75

SAIF-Insured Thrifts(7)
-----------------------
   Averages                           1,158    12.89   0.79   0.63  5.44  0.85  7.49
   Medians                               --       --     --     --    --    --    --

All Non-MHC State of FL(7)
--------------------------
   Averages                           1,876     7.63   1.52   0.92 11.46  0.74  9.13
   Medians                               --       --     --     --    --    --    --

Comparable Group Averages
-------------------------
   Averages                           1,034    15.92   0.44   0.88  4.90  1.11  6.16
   Medians                               --       --     --     --    --    --    --

State of FL
-----------
BANC  BankAtlantic Bancorp of FL      2,730     5.62   0.97   0.90 14.98  0.65 10.86
BKUNA BankUnited SA of FL             1,807     3.72   0.60   0.21  4.55  0.34  7.54
FFFG  F.F.O. Financial Group of FL(7)   320     6.49   3.28   0.68 10.82  0.97 15.58
FFLC  FFLC Bancorp of Leesburg FL       387    13.48   0.19   0.70  4.57  1.01  6.60
FFPB  First Palm Beach Bancorp of FL  1,666     6.57   0.73  -0.03 -0.42  0.03  0.37
OCN   Ocwen Financial Corp. of FL     2,787     8.75   5.11   2.81 33.59  1.69 20.28

Comparable Group
----------------
DIME  Dime Community Bancorp of NY    1,315    14.52   0.73   0.96  5.96  1.04  6.41
FFLC  FFLC Bancorp of Leesburg FL       387    13.48   0.19   0.70  4.57  1.01  6.60
FFBA  First Colorado Bancorp of Co    1,510    12.93   0.23   0.89  6.25  0.88  6.17
FWWB  First Savings Bancorp of WA     1,008    14.75   0.30   1.05  6.25  1.00  5.90
FFIC  Flushing Fin. Corp. of NY         860    15.47   0.29   0.93  5.55  0.97  5.78
GAF   GA Financial Corp. of PA          750    15.18   0.12   1.00  5.26  1.27  6.71
HFNC  HFNC Financial Corp. of NC        895    17.99   0.87   0.86  3.47  1.19  4.76
ISBF  ISB Financial Corp. of LA         939    12.19     NA   0.69  4.59  0.93  6.20
JSB   JSB Financial, Inc. of NY       1,531    22.85   1.08   1.80  8.12  1.71  7.74
KFBI  Klamath First Bancorp of OR       728    19.55   0.08   0.81  3.67  1.23  5.54
OCFC  Ocean Fin. Corp. of NJ          1,448    16.25   0.55   0.03  0.16  0.98  5.97

(1)  Average of high/low or bid/ask price per share.
(2) EPS (core basis) is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items (including the SAIF assessment) on a tax effected basis, and is shown on a pro forma basis where appro.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings.
(4)  Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.